UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

RESTORATION HARDWARE HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RESTORATION HARDWARE HOLDINGS, INC.

15 Koch Road, Suite K

Corte Madera, CA 94925

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

to be held on:

June 22, 2016

11:00 a.m. Pacific Time

Dear Stockholder:

You are cordially invited to attend our 2016 Annual Meeting of Stockholders, which will be held at 11:00 a.m. (Pacific Time) on June 22, 2016, at the Company’s headquarters located at 15 Koch Road, Corte Madera, CA 94925.

We are holding the Annual Meeting for the following purposes, which are more fully described in the proxy statement:

1.	To elect the three nominees named in the proxy statement to our board of directors;
2.	To vote, on an advisory basis, on our named executive officer compensation;
3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2017; and
4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record as of the close of business on May 5, 2016 are entitled to notice and to vote at the Annual Meeting or any postponement or adjournment thereof. A list of stockholders entitled to vote will be available for inspection at our offices for ten days prior to the Annual Meeting. If you would like to view this stockholder list, please contact Investor Relations at (415) 945-4998.

Each share of stock that you own represents one vote, and your vote as a stockholder of Restoration Hardware Holdings, Inc. is very important. For questions regarding your stock ownership, you may contact Investor Relations at (415) 945-4998 or, if you are a registered holder, our transfer agent, Computershare Investor Services, by email through their website at www.computershare.com/contactus or by phone at (800) 962-4284 (within the U.S. and Canada) or (781) 575-3120 (outside the U.S. and Canada).

The Board of Directors has approved the proposals described in the accompanying proxy statement and recommends that you vote “FOR” the election of all nominees for director in Proposal 1, “FOR” the approval of compensation of our named executive officers in Proposal 2, and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP in Proposal 3.

BY ORDER OF THE BOARD OF DIRECTORS

Gary Friedman Chairman and Chief Executive Officer

Corte Madera, California

May 13, 2016

YOUR VOTE IS IMPORTANT

Instructions for submitting your proxy are provided in the Notice of Internet Availability of Proxy Materials, the Proxy Statement and your proxy card. It is important that your shares be represented and voted at the Annual Meeting. Please submit your proxy through the Internet, by telephone, or by completing the enclosed proxy card and returning it in the enclosed envelope. You may revoke your proxy at any time prior to its exercise at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholder Meeting to be Held on June 22, 2016:

The Company’s 2016 Notice and Proxy Statement, its fiscal 2015 Annual Report on Form 10-K and its proxy card are available for review online at www.proxyvote.com

RESTORATION HARDWARE HOLDINGS, INC.

2016 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

Information about Solicitation and Voting

The accompanying proxy is solicited on behalf of the board of directors of Restoration Hardware Holdings, Inc. (the “Company”) for use at the Company’s 2016 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Company’s headquarters located at 15 Koch Road, Corte Madera, CA 94925 on June 22, 2016, at 11:00 a.m. (Pacific Time), and any adjournment or postponement thereof.

On or about May 13, 2016, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2016 Notice and Proxy Statement and our fiscal 2015 Annual Report on Form 10-K (the “2015 Annual Report”) via the Internet and vote online. The Notice of Internet Availability of Proxy Materials also contains instructions on how you can receive a paper copy of the proxy materials. Our 2015 Annual Report, Notice of Internet Availability of Proxy Materials and our proxy card are first being made available online on or about May 13, 2016.

About the Annual Meeting

What is the purpose of the Annual Meeting?

At our Annual Meeting, stockholders will vote upon the three proposals described in this proxy statement.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission, or the SEC, instead of mailing a printed copy of our proxy materials to all stockholders entitled to vote at the Annual Meeting, we are furnishing the proxy materials to our stockholders over the Internet. Accordingly, on or about May 13, 2016, the Company will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to the Company’s stockholders, other than those who previously requested electronic or paper delivery. If you received a Notice by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice will instruct you as to how you may access and review the proxy materials and submit your vote on the Internet or by telephone. If you received a Notice by mail and would like to receive a printed copy of the proxy materials, please follow the instructions for requesting such materials included in the Notice. On the date of mailing of the Notice, all stockholders will have the ability to access all of our proxy materials on a website referred to in the Notice. These proxy materials will be available free of charge. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the cost of the physical printing and mailing of materials.

What proposals are scheduled to be voted on at the Annual Meeting?

Stockholders will be asked to vote on three proposals. The proposals are:

1.	The election to our board of directors of the three nominees named in this proxy statement;
2.	An advisory vote on our named executive officer compensation; and
3.	The ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending January 28, 2017 (“fiscal 2016”).

What is the recommendation of the board of directors on each of the proposals scheduled to be voted on at the Annual Meeting?

The board of directors recommends that you vote:

•	FOR each of the nominees to the board of directors (Proposal 1);
•	FOR the advisory vote on named executive officer compensation (Proposal 2); and
•	FOR the ratification of the appointment of PwC as our independent registered public accounting firm for fiscal 2016 (Proposal 3).

Could other matters be decided at the Annual Meeting?

Our Bylaws require that we receive advance notice of any proposal to be brought before the Annual Meeting by stockholders of the Company, and we have not received notice of any such proposals. If any other matter were to come before the Annual Meeting, the proxy holders appointed by our board of directors will have the discretion to vote on those matters for you.

Who can vote at the Annual Meeting?

Stockholders as of the record date for the Annual Meeting, May 5, 2016, are entitled to vote at the Annual Meeting. At the close of business on the record date, there were 40,606,436 shares of the Company’s common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on May 5, 2016, your shares were registered directly in your name with our transfer agent, Computershare Investor Services, then you are considered the stockholder of record with respect to those shares.

As a stockholder of record, you may vote at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote over the Internet or by telephone, or, if you request paper proxy materials, by filling out and returning the proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Nominee

If on May 5, 2016, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account, and your nominee has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the Annual Meeting.

How do I vote?

If you are a stockholder of record, you may:

•	vote in person—we will provide a ballot to stockholders who attend the Annual Meeting and wish to vote in person;
•	vote by mail—if you request a paper proxy card, simply complete, sign and date the enclosed proxy card, then follow the instructions on the card; or
•

vote via the Internet or via telephone—follow the instructions on the Notice of Internet Availability or proxy card and have the Notice or proxy card available when you access the internet website or place your telephone call.

Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Pacific Time, on June 21, 2016. Submitting your proxy, whether via the Internet, by telephone or by mail if you requested a paper proxy card, will not affect your right to vote at the Annual Meeting should you decide to attend the meeting.

If you are not a stockholder of record, please refer to the voting instructions provided by your nominee to direct it how to vote your shares.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure that your vote is counted. You may still attend the Annual Meeting if you have already voted by proxy.

What if I return my proxy card directly to the Company, but do not provide voting instructions?

If a signed proxy card is returned to us without any indication of how your shares should be voted on a particular proposal at the meeting, your shares will be voted in accordance with the recommendations of our board of directors stated above. For example, if you return a signed proxy card with no indication of your vote on any of the proposals, your votes will be cast “FOR” the election of the three director nominees named in this proxy statement, “FOR” the approval, on an advisory basis, of the compensation of our named executive officers, and “FOR” the ratification of the appointment of PwC as our independent registered public accounting firm for fiscal 2016.

If you hold your shares in street name and do not vote, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described below) and may not be counted in determining the number of shares necessary for approval of a proposal. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the Annual Meeting. Voting results will be tabulated and certified by the inspector of elections appointed for the meeting.

What is the quorum requirement for the Annual Meeting?

A majority of our outstanding shares as of the record date must be present at the meeting in order to hold the meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the meeting if you are present and vote in person at the meeting or if you have properly submitted a proxy.

How are abstentions and broker non-votes treated?

Abstentions (i.e., shares present at the meeting and voted “abstain”) are counted for purposes of determining whether a quorum is present, and have no effect on the election of directors (Proposal 1), on the advisory vote to approve executive compensation (Proposal 2) or on the ratification of appointment of auditors (Proposal 3). For the purpose of determining whether the stockholders have approved all other matters, abstentions have the same effect as an “against” vote.

Broker non-votes occur when shares held by a broker for a beneficial owner are not voted because (i) the broker did not receive voting instructions from the beneficial owner, and (ii) the broker lacked discretionary authority to vote the shares. Broker non-votes are counted for purposes of determining whether a quorum is present. Note that if you are a beneficial holder and do not provide specific voting instructions to your broker, the broker that holds your shares will not be authorized to vote on the election of directors (Proposal 1) or to vote on an advisory basis to approve our named executive officer compensation (Proposal 2). Ratification of the appointment of auditors (Proposal 3) is considered to be a routine matter and, accordingly, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal 3, brokers will be permitted to exercise their discretionary authority to vote for the ratification of the appointment of auditors. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the Annual Meeting.

What is the vote required for each proposal?

The votes required to approve each proposal are as follows:

•

Proposal 1. Stockholders’ choices for Proposal 1 (Election of Directors) are limited to “for” and “withhold.” A plurality of the shares of common stock voting in person or by proxy is required to elect each of the three nominees for director under Proposal 1. Under plurality voting, the three nominees receiving the largest number of votes cast (votes “FOR”) will be elected. Because the election of directors under Proposal 1 is considered to be a non-routine matter under the rules of the New York Stock Exchange (“NYSE”), if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal 1, brokers will not be permitted to exercise their voting authority and uninstructed shares may constitute broker non-votes. Abstentions and broker non-votes will have no effect on the outcome of Proposal 1 because the election of directors is based on the votes actually cast.

•

Proposal 2. The affirmative vote of a majority of votes cast, whether in person or by proxy, is required to approve, on an advisory basis, the compensation of our named executive officers described under Proposal 2 (Advisory Vote to Approve Executive Compensation). Because the advisory vote under Proposal 2 is considered to be a non-routine matter under the rules of the NYSE, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal 2, brokers will not be permitted to exercise their voting authority and uninstructed shares may constitute broker non-votes. Abstentions and broker non-votes will have no effect on the outcome of Proposal 2 because the advisory vote is based on the votes actually cast.

•

Proposal 3. The affirmative vote of a majority of votes cast, whether in person or by proxy, is required to ratify the selection of the independent registered public accounting firm for fiscal 2016 under Proposal 3 (Ratification of Appointment of Auditors). Proposal 3 is considered to be a routine matter and, accordingly, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal 3, brokers will be permitted to exercise their discretionary authority to vote for the ratification of the appointment of auditors. Abstentions and broker non-votes will have no effect on the outcome of Proposal 3 because the ratification of appointment of auditors is based on the votes actually cast.

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to use the Internet to:

•	View the Company’s proxy materials for the Annual Meeting; and
•	Instruct the Company to send future proxy materials to you by email.

The Company’s proxy materials are also available at ir.restorationhardware.com. This website address is included for reference only. The information contained on the Company’s website is not incorporated by reference into this proxy statement.

Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to you. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

Who is paying for this proxy solicitation?

The Company is paying the costs of the solicitation of proxies. Proxies may be solicited on behalf of the Company by our directors, officers, employees or agents in person or by telephone, facsimile or other electronic means. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries, upon request, for their reasonable expenses incurred in sending proxies and proxy materials to beneficial owners of our common stock. We have retained the services of Alliance Advisors LLC (“Alliance”) to assist in the solicitation of proxies for a fee of approximately $22,000 plus reasonable out-of-pocket expenses. We may engage Alliance for additional solicitation work and incur fees greater than $22,000, depending on a variety of factors, including preliminary voting results and recommendations from Institutional Shareholder Services.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

How can I change my vote after submitting my proxy?

A stockholder who has given a proxy may revoke it at any time before it is exercised at the meeting by:

•	delivering to the Corporate Secretary of the Company (by any means, including facsimile) a written notice stating that the proxy is revoked;
•	signing and delivering a proxy bearing a later date;
•	voting again over the Internet or by telephone; or
•	attending and voting at the Annual Meeting (although attendance at the meeting will not, by itself, revoke a proxy).

Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.

Where can I find the voting results?

The final results will be tallied by the inspector of elections and filed with the SEC in a current report on Form 8-K within four business days of the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors currently consists of nine directors, three of whom, as the Class I directors, have been nominated and are standing for election at the Annual Meeting.

Unless proxy cards are otherwise marked or a broker non-vote occurs, the persons named as proxies will vote all proxies FOR the election of each nominee named in this proxy statement. Proxies submitted to the Company cannot be voted at the Annual Meeting for nominees other than those nominees named in this proxy statement. However, if any director nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee designated by our board of directors. Alternatively, our board of directors may reduce the size of our board of directors.

Each nominee has consented to serve as a director if elected, and our board of directors does not believe that any nominee will be unwilling or unable to serve if elected as a director. Each director will hold office until the expiration of the three-year term and until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal.

Nominees for Director

Our board of directors has nominated the nominees listed below to serve as Class I directors for the term beginning at the Annual Meeting and ending at our 2019 annual meeting.

There are no familial or special relationships between any director nominee or executive officer and any other director nominee or executive officer. There are no arrangements or understandings between any director nominee or executive officer and any other person pursuant to which he or she has been or will be selected as our director and/or executive officer.

The names of each nominee for director, their ages as of May 1, 2016, and other information about each nominee are shown below.

Nominee	Age	Director Since
Mark Demilio, Director	60	2009
Leonard Schlesinger, Director	63	2014
Eri Chaya, Director, Co-President, Chief Creative and Merchandising Officer	42	2012

Mark Demilio has served as a member of our board of directors since September 2009 and currently serves as the board’s Lead Independent Director. Mr. Demilio has been a member of the board of directors of Cosi, Inc., a Nasdaq-listed national restaurant chain, since April 2004 and currently serves on its audit committee and its compensation committee. Since March 2014, he has served as Chairman of the board of directors of Cosi, having also served in that role from March 2010 to December 2011, and he was the interim Chief Executive Officer of Cosi from September 2011 to December 2011. From April 2004 until March 2010, Mr. Demilio served as Chairman of Cosi’s audit committee, and from August 2008 until March 2010, he served as Chairman of its nominating and governance committee. Since September, 2015, Mr. Demilio has served as a member of the board of directors and Chairman of the audit committee of Schumacher Clinical Partners, a privately-held provider of emergency medicine and hospitalist services through physician staffing and management. From February 2014 through March 2016, Mr. Demilio served as a member of the board of directors and Chairman of the audit committee of The Paslin Company, a private company that designs, assembles and integrates robotic assembly lines for the automotive industry. From December 2000 until his retirement in October 2008, Mr. Demilio served as the Chief Financial Officer of Magellan Health Services, Inc., a Nasdaq-listed managed specialty healthcare company that managed the delivery of behavioral healthcare treatment services, specialty pharmaceuticals and radiology services. Mr. Demilio has also been the General Counsel for Magellan Health Service, the Chief Financial Officer and General Counsel of Youth Services International, Inc., an attorney specializing in corporate and securities law with the law firms of Miles & Stockbridge and Piper & Marbury, a financial analyst for CareFirst BlueCross BlueShield of Maryland and a certified public accountant with Arthur Andersen LLP. Mr. Demilio was selected to our board of directors because he possesses particular knowledge and experience in accounting, finance and capital structure, strategic planning and leadership of complex organizations and board practices of other major corporations.

Leonard Schlesinger was appointed to our board of directors in April 2014. Dr. Schlesinger has served as the Baker Foundation Professor of Business Administration at Harvard Business School, a role he returned to in July 2013 after having served as the President of Babson College from July 2008 until July 2013 and having held various positions at public and private companies. From 1999 to 2007, Dr. Schlesinger held various executive positions at Limited Brands, Inc. (now L Brands, Inc.), an NYSE-listed company, including Vice Chairman of the board of directors and Chief Operating Officer. While at Limited Brands, he was responsible for the operational and financial functions across the enterprise including Express, Limited Stores, Victoria’s Secret

Beauty, Bath and Body Works, C.O. Bigelow, Henri Bendel and the White Barn Candle Company. Dr. Schlesinger also previously served as Executive Vice President and Chief Operating Officer at Au Bon Pain Co., Inc. and as a director of numerous public and private retail, consumer products and technology companies. He has served as lead independent director of the board and a member of the compensation committee and the nominating and governance committee of Demandware, Inc., an NYSE-listed cloud-based digital commerce solutions company, since September 2013. Dr. Schlesinger has also held leadership roles at leading MBA and executive education programs and other academic institutions, including twenty years at Harvard Business School where he served as the George Fisher Baker Jr. Professor of Business Administration. Dr. Schlesinger holds a Doctor of Business Administration from Harvard Business School, an MBA from Columbia University and a Bachelor of Arts in American Civilization from Brown University. Dr. Schlesinger’s extensive experience at numerous private and public retail companies provides the board with valuable operational, financial and business expertise.

Eri Chaya has served as a member of our board of directors since November 2012. Ms. Chaya served as our Chief Creative Officer since April 2008 and, in May 2016, became Co-President, Chief Creative and Merchandising Officer. Before becoming our Chief Creative Officer, Ms. Chaya was our Vice President of Creative, beginning in July 2006. From February 2004 to June 2006, Ms. Chaya was a creative director at Goodby, Silverstein and Partners, an international advertising agency. From May 2000 to February 2004, Ms. Chaya was a creative director at Banana Republic, a clothing retailer. Ms. Chaya graduated from Art Center College of Design, one of the country’s preeminent design schools. Ms. Chaya was selected to our board of directors because of her extensive knowledge and experience in design, product development, brand development, marketing and advertising.

THE BOARD RECOMMENDS A VOTE “FOR” ELECTION OF

EACH OF THE THREE NOMINATED DIRECTORS.

Class II Directors Continuing in Office Until the 2017 Annual Meeting

Katie Mitic, 46, has served on our board of directors since October 2013. Ms. Mitic is the Founder and Chief Executive Officer of Sitch, Inc., a consumer mobile start-up company formed in August 2012. From August 2010 to August 2012, Ms. Mitic served as Director of Platform & Mobile Marketing for Facebook, Inc., a social networking service. From June 2009 to July 2010, Ms. Mitic served as Senior Vice President, Product Marketing of Palm, Inc., a smartphone manufacturer. She also serves on the board of directors and the executive committee of Special Olympics International, and on the board of directors, compensation committee and as chair of the nominating and governance committee of eBay, Inc., a Nasdaq-listed global commerce and payments company. Ms. Mitic holds a B.A. degree in Economics from Stanford University and an M.B.A. degree from Harvard Business School. Ms. Mitic was selected to our board of directors because of her extensive experience as a leader and entrepreneur obtained from her experience with major global consumer-facing technology companies.

Thomas Mottola, 67, has served on our board of directors since November 2012. In 2003, Mr. Mottola founded The Mottola Company, a company specializing in multimedia, entertainment, communications, branding, licensing and consulting, and has been its Chairman and Chief Executive Officer since that time. From 1993 to 2003, Mr. Mottola served as Chairman and Chief Executive Officer of Sony Music Entertainment, Inc., a global recording music company. Prior to becoming Chief Executive Officer of Sony, he served as its President from 1988 to 1993. He has served on the board of directors of ONE World Enterprises since 2010. Mr. Mottola’s extensive experience as a senior executive and director of a major branded consumer company have provided us with business and leadership insight.

Mr. Mottola has informed the board of directors of his intent to resign from the board, effective on the earlier of (i) such time as the board of directors has identified and has approved the appointment to the board of directors of another independent director who is able to assume the vacancy on the board of directors that will be created by Mr. Mottola’s resignation and (ii) immediately prior to the opening for business of the Company’s 2016 annual meeting of stockholders. Based on this resignation, Mr. Mottola is not an incumbent director for purposes of SEC rules applicable to this proxy statement. The Board is actively searching for an independent director in order to replace Mr. Mottola. The Company will file a Form 8-K disclosing the effective date of Mr. Mottola’s actual resignation once determined as well as the appointment of any director who is identified to replace Mr. Mottola.

Ali Rowghani, 43, was appointed to our board of directors in January 2015. Mr. Rowghani has served in executive leadership positions at innovative growth companies, including Twitter, Inc. and Pixar Animation Studios, Inc. At Twitter, Mr. Rowghani was hired as the company’s first Chief Financial Officer in March 2010, and later served as Chief Operating Officer, with responsibility for business development, platform, media, product, and business analytics, from December 2012 to June 2014. Prior to Twitter, from June 2002 to February 2010, Mr. Rowghani served in various leadership roles at Pixar, including Chief Financial Officer and Senior Vice President, Strategic Planning, reporting to Pixar founder and President, Ed Catmull. Mr. Rowghani is currently a partner at YCombinator, where he leads YCombinator’s growth stage investing activities. Mr. Rowghani holds a B.A. in International Relations and an M.B.A. from Stanford University. Mr. Rowghani’s operational and financial leadership, coupled with his expertise in scaling innovative, high-growth companies, provides the board with valuable operational and financial expertise.

Class III Directors Continuing in Office Until the 2018 Annual Meeting

Gary Friedman, 58, is the Chairman and Chief Executive Officer of the Company and Founder of the RH brand as we know it today. From July 2013 to January 2014, Mr. Friedman served as Co-Chief Executive Officer with Mr. Alberini, and from October 2012 to July 2013, Mr. Friedman served as Chairman Emeritus, Creator and Curator on an advisory basis. Mr. Friedman served as our Chairman from May 2010 to October 2012 and as our Co-Chief Executive Officer from June 2010 to October 2012. He also served as our Chief Executive Officer from March 2001 to June 2010 and as our Chairman from March 2005 to June 2008. He served on our board of directors from March 2001 to October 2012. Prior to joining us, from 1988 to 2001, Mr. Friedman worked for Williams-Sonoma, Inc., a specialty retailer of products for the home, where he served in various capacities, including as President and Chief Operating Officer from May 2000 to March 2001, as Chief Merchandising Officer and President of Retail Stores from 1995 to 2000 and as Executive Vice President and President of the Williams-Sonoma and Pottery Barn brands from 1993 to 2001. Prior to joining Williams-Sonoma, Mr. Friedman spent eleven years with Gap, Inc., a specialty retailer, in various management positions. Mr. Friedman was selected to our board of directors because of his leadership in re-conceptualizing and developing the RH brand and business into the leading luxury home brand in the North American market, his deep and unmatched expertise in developing and rapidly growing many of the leading consumer brands in the home furnishings space, and his extensive knowledge of building and leading complex multi-branded and multi-channel organizations.

Carlos Alberini, 60, has served on our board of directors since June 2012. Mr. Alberini served as our Co-Chief Executive Officer from June 2010 through October 2012 and from July 2013 through January 2014, and he served as our sole Chief Executive Officer from October 2012 through July 2013. Mr. Alberini has served as the Chairman and Chief Executive Officer of Lucky Brand since February 2014. Mr. Alberini was President and Chief Operating Officer of Guess?, Inc., an NYSE-listed specialty retailer of apparel and accessories, from December 2000 to June 2010. From May 2006 to July 2006, Mr. Alberini served as Interim Chief Financial Officer of Guess. Mr. Alberini served as a member of the board of directors of Guess from December 2000 to September 2011. From October 1996 to December 2000, Mr. Alberini served as Senior Vice President and Chief Financial Officer of Footstar, Inc., a retailer of footwear. From May 1995 to October 1996, Mr. Alberini served as Vice President of Finance and Acting Chief Financial Officer of the Melville Corporation, a retail holding corporation. From 1987 to 1995, Mr. Alberini was with The Bon-Ton Stores, Inc., an operator of department stores, in various capacities, including Corporate Controller, Senior Vice President, Chief Financial Officer and Treasurer. Prior to that, Mr. Alberini served in various positions at PricewaterhouseCoopers LLP, an audit firm. Mr. Alberini was selected to our board of directors because he possesses particular knowledge and experience in retail and merchandising, branded consumer goods, accounting, financing and capital finance, board practices of other large retail companies and leadership of complex organizations.

Keith C. Belling, 58, has served on our board of directors since April 2016, and previously served as an advisor to the Board since May 2015.  Mr. Belling is the co-founder, Chairman and former Chief Executive Officer of popchips, inc. (“popchips”) a leading better-for-you snack food business that launched in 2007. Mr. Belling has served as chairman of popchips since 2007 and served as popchips’ Chief Executive Officer from 2007 through 2012, leading the company to distribution of over 30,000 retail stores across North America and the United Kingdom. Mr. Belling has served as an advisor to several innovative consumer, real estate and technology companies,  including Solazyme, Inc. (NASDAQ: SYZM), which is doing business as TerraVia, Modern Meadow Inc. and LBA Realty LLC. Mr. Belling also has founded other businesses, including e-commerce company Allbusiness.com, a leading small business portal, founded in 2008, where Mr. Belling formerly served as Chief Executive Officer and which was acquired by NBCi. Mr. Belling has been selected to our board because of his experience as a founder, leader, and entrepreneur of several innovative consumer companies, as well as his background and experience in the real estate sector.

CORPORATE GOVERNANCE & DIRECTOR INDEPENDENCE

Corporate Governance Guidelines

Our Corporate Governance Guidelines generally specify the distribution of rights and responsibilities of our board of directors and detail the rules and procedures for making decisions on corporate affairs. In general, the stockholders elect our board of directors, which is responsible for the general governance of our Company, including selection and oversight of key management, and management is responsible for running our day-to-day operations.

Our Corporate Governance Guidelines are available on the Investor Relations section of our website, which is located at ir.restorationhardware.com, by clicking on “Corporate Governance.” The contents of our website are not incorporated by reference into this proxy statement and are not soliciting materials.

Code of Business Conduct and Code of Ethics

We have adopted a code of business conduct and code of ethics applicable to our principal executive, financial and accounting officers and all persons performing similar functions. Copies of these codes are available on our investor relations website, which is located at ir.restorationhardware.com. We expect that any amendments to either code, or any waiver of the requirements of either code, will be disclosed on our website or as required by applicable law or NYSE listing requirements.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our board of directors. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our compensation committee. None of our directors or executive officers are members of the same family.

Composition and Qualifications of our Board of Directors

Our board of directors consists of nine directors, including our Chairman and Chief Executive Officer. Our certificate of incorporation provides that, subject to any rights applicable to any then outstanding preferred stock, our board of directors shall consist of such number of directors as determined from time to time by resolution adopted by a majority of the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. Subject to any rights applicable to any then-outstanding preferred stock, any additional directorships resulting from an increase in the number of directors may only be filled by the directors then in office, unless otherwise required by law or by a resolution passed by our board of directors. The term of office for each director will be until his or her successor is elected at our annual meeting or his or her death, resignation or removal, whichever is earliest to occur.

Our board of directors is divided into three classes, with each director serving a three-year term, and one class being elected at each year’s annual meeting of stockholders. Our directors by class are as follows:

Class I: Mark Demilio, Leonard Schlesinger and Eri Chaya, with a term expiring at the 2016 annual meeting.

Class II: Katie Mitic, Thomas Mottola and Ali Rowghani, with a term expiring at the 2017 annual meeting. As noted above, however, Mr. Mottola has informed the board of directors of his intent to resign from the board prior to the 2016 annual meeting.

Class III: Gary Friedman, Carlos Alberini and Keith Belling, with a term expiring at the 2018 annual meeting.

Mr. Mottola has informed the board of directors of his intent to resign from the board, effective on the earlier of (i) such time as the board of directors has identified and has approved the appointment to the board of directors of another independent director who is able to assume the vacancy on the board of directors that will be created by Mr. Mottola’s resignation and (ii) immediately prior to the opening for business of the Company’s 2016 annual meeting of stockholders. Based on this resignation, Mr. Mottola is not an incumbent director for purposes of SEC rules applicable to this proxy statement. The Board is actively searching for an independent director in order to replace Mr. Mottola. The Company will file a Form 8-K disclosing the appointment of any director who is identified to replace Mr. Mottola.

We believe our board of directors should be composed of individuals with sophistication and experience in many substantive areas that impact our business. We believe experience, qualifications, or skills in the following areas are most important: retail merchandising; marketing and advertising; furniture and consumer goods; sales and distribution; accounting, finance, and capital structure; strategic planning and leadership of complex organizations; legal/regulatory and government affairs; people management;

and board practices of other major corporations. We believe that all our current board members possess the professional and personal qualifications necessary for board service, and have highlighted particularly noteworthy attributes for each board member in their individual biographies above and as summarized below.

				Committee Membership			Experience
Name/ Current position	Age	Director Since	Independent	Audit	Comp.	Nominating & Corporate Governance	Business Leadership	Brand/Retail Experience	High-growth Company Experience	Public Company Executive/ Director	Investment/ Financial	Legal	Risk Oversight/ Management
Gary Friedman – Chairman & CEO of the Company	58	Mar. 2001					●	●		●
Carlos Alberini – Chairman & CEO of Lucky Brand	60	Jun. 2012					●	●	●	●	●
Keith Belling – Founder and Chairman of popchips, inc.	58	Apr. 2016					●	●	●		●
Eri Chaya – Co-President, Chief Creative & Merchandising Officer of the Company	42	Nov. 2012						●
Mark Demilio – Chairman of the Board of Cosi, Inc.	60	Sept. 2009	●	○	●		●			●	●	●	●
Katie Mitic – Founder & CEO of Sitch, Inc.	46	Oct. 2013	●	●			●	●	●	●
Thomas Mottola (1) – Chairman & CEO of The Mottola Company	67	Nov. 2012	●	●	●	○	●	●	●	●
Ali Rowghani – Partner, YCombinator	43	Jan. 2015	●			●	●	●	●	●	●
Leonard Schlesinger – Professor of Business Administration, Harvard Business School	63	Apr. 2014	●		○		●	●	●	●			●

○ Committee Chair
● Committee Member

(1)	As noted above, Mr. Mottola intends to resign from the board of directors prior to the 2016 annual meeting of stockholders.

Board Leadership Structure; Lead Independent Director

Our Corporate Governance Guidelines provide that the roles of Chairman of our board of directors and Chief Executive Officer may be either separate or combined, and our board of directors exercises its discretion in combining or separating these positions as it deems appropriate. Our board of directors believes that the combination or separation of these positions should continue to be considered as part of our succession planning process. Currently, the roles are combined, with Mr. Friedman serving as Chief Executive Officer and Chairman of our board of directors.

In July 2013, the board of directors created the position of Lead Independent Director and adopted a Lead Independent Director Charter which is available on the Company’s investor relations website at http://ir.restorationhardware.com. The Lead Independent Director Charter provides that the Lead Independent Director shall serve in a lead capacity to coordinate the activities of the other non-employee directors, to help facilitate communication between the board of directors and management and perform such other duties and functions as directed by the board from time to time. The Lead Independent Director presides over executive sessions of non-management directors.

In March 2016, the board of directors appointed Mr. Demilio to succeed Thomas Mottola as our Lead Independent Director. We believe the appointment of Mr. Demilio as our Lead Independent Director will be beneficial to the Company due to Mr. Demilio’s breadth of experience and ability to facilitate communication between management and the board of directors and devote significant time to the Company.

Our Corporate Governance Guidelines provide the flexibility for our board of directors to modify our leadership structure in the future as appropriate. We believe that our Company is well served by this flexible leadership structure.

Board Meetings

Our board of directors held a total of four meetings during the fiscal year ended January 30, 2016 (“fiscal 2015”) and our independent directors met in regularly scheduled executive sessions presided over by our Lead Independent Director. During fiscal 2015, all of our incumbent directors attended at least 75% of the total meetings of the board and of the committees on which they served during the period for which they were a director or committee member.

Agendas and topics for board and committee meetings are developed through discussions among management and members of our board of directors and its committees. Information and data that are important to the issues to be considered are distributed in advance of each meeting. Board meetings and background materials focus on key strategic, operational, financial, governance and compliance matters applicable to us.

Committee Composition and Meetings

In fiscal 2015, the board had three standing committees: an audit committee; a compensation committee; and a nominating and corporate governance committee. All board committees are composed of independent directors. Committee membership and the number of meetings each committee held in in fiscal 2015 are as follows:

Committees
Directors	Audit	Compensation	Nominating & Corporate Governance (3)
Mark Demilio (1) (2)	Chair	Member
Katie Mitic	Member
Thomas Mottola (2)	Member	Member	Chair
Ali Rowghani			Member
Leonard Schlesinger		Chair
Number of Meetings in Fiscal 2015	7	11	0

(1)	Designated by the board as an “audit committee financial expert”.
(2)

Mr. Mottola served as Lead Independent Director until March 2016. Mr. Demilio is currently the board’s Lead Independent Director. Mr. Mottola has indicated his intent to resign from the board of directors prior to the 2016 annual meeting of stockholders.

(3)

The nominating and corporate governance committee did not hold formal meetings during fiscal 2015. Committee members had a number of informal meetings in fiscal 2015 with Mr. Friedman, our Chairman and CEO, as well as with other board members, concerning the criteria for potential new directors to the board of directors.

Our board of directors has delegated various responsibilities and authorities to its three different committees, as described below and in the committee charters. The board committees regularly report on their activities and actions to the full board of directors as they deem appropriate and as the board of directors may request. Each member of the audit committee, the compensation committee and the nominating and corporate governance committee was appointed by our board of directors, which reviews committee composition from time to time.

Audit Committee

The audit committee was established for the primary purpose of assisting the board of directors in overseeing the accounting and financial reporting processes of the Company and audits of its financial statements. The audit committee is responsible for, among other matters:

•	appointing, retaining, compensating, evaluating, terminating and overseeing our independent registered public accounting firm;
•

delineating relationships between our independent registered public accounting firm and our Company consistent with the rules of the NYSE and request information from our independent registered public accounting firm and management to determine the presence or absence of a conflict of interest;

•	reviewing with our independent registered public accounting firm the scope and results of their audit;
•	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
•	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;
•	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements;
•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; and
•	reviewing and approving related-person transactions.

Our audit committee currently consists of Messrs. Demilio and Mottola and Ms. Mitic. Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and NYSE rules require us to have at least three audit committee members, all of whom are independent. Our board of directors has affirmatively determined that each of Messrs. Demilio and Mottola and Ms. Mitic meets the definition of “independent director” for purposes of serving on our audit committee under Rule 10A-3 of the Exchange Act and NYSE rules. In addition, our board of directors has determined that Mr. Demilio qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Mr. Mottola has indicated his intention to resign from the board and its committees, as described above.

Our board of directors has adopted a written charter for the audit committee, which is available on our investor relations website, accessible through our principal websites at www.restorationhardware.com and www.rh.com. The audit committee conducts an annual self-evaluation of its performance, as set forth in its charter.

Compensation Committee

The compensation committee was established for the primary purpose of assisting the board of directors in discharging its responsibilities relating to the compensation of the Company’s directors and executive officers, as further described in “Compensation Discussion and Analysis—Compensation Committee Review of Compensation” below. The compensation committee is responsible for, among other matters:

•	reviewing key employee compensation goals, policies, plans and programs;
•	reviewing and approving the compensation of our directors, Chief Executive Officer and other executive officers;
•	reviewing employment agreements and other similar arrangements between us and our executive officers; and
•	appointing and overseeing any compensation consultants.

Our compensation committee currently consists of Messrs. Demilio and Mottola and Dr. Schlesinger. Our board of directors has affirmatively determined that each member of the compensation committee meets applicable independence requirements for membership on a compensation committee in accordance with applicable rules of the NYSE. Mr. Mottola has indicated his intention to resign from the board and its committees prior to the 2016 meeting of stockholders, as described above.

Our board of directors adopted a written charter for the compensation committee, which is available on our investor relations website, accessible through our principal websites at www.restorationhardware.com and www.rh.com. The compensation committee conducts an annual self-evaluation of its performance, as set forth in its charter.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee was established for the primary purpose of assisting the board of directors in discharging its responsibilities relating to the election of directors. The nominating and corporate governance committee is responsible for, among other matters:

•	identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;
•	overseeing the organization of our board of directors to discharge the board’s duties and responsibilities properly and efficiently; and
•	developing and recommending to our board of directors a set of corporate governance guidelines and principles.

Our nominating and corporate governance committee currently consists of Messrs. Mottola and Rowghani. Our board of directors has affirmatively determined that each member of the nominating and corporate governance committee meets applicable independence requirements for membership on a nominating and corporate governance committee in accordance with applicable rules of the NYSE. Mr. Mottola has indicated his intention to resign from the board and its committees prior to the 2016 meeting of stockholders, as described above.

Our board of directors adopted a written charter for the nominating and corporate governance committee, which is available on our investor relations website, accessible through our principal websites at www.restorationhardware.com and www.rh.com. The nominating and corporate governance committee conducts an annual self-evaluation of its performance, as set forth in its charter.

Director Nominations; Communication with Directors

Criteria for Nomination to the Board

In accordance with its charter, the nominating and corporate governance committee will consider candidates submitted by the Company’s stockholders, as well as candidates recommended by directors and management, for nomination to our board of directors. The nominating and corporate governance committee considers qualifications for the board of directors membership, which may include, among others: (1) the highest personal and professional integrity, (2) demonstrated exceptional ability and judgment, (3) broad experience in business, finance or administration, (4) familiarity with the Company’s industry, (5) ability to serve the long-term interests of the Company’s stockholders, (6) sufficient time available to devote to the affairs of the Company, (7) ability to provide continuing service to promote stability and continuity in the boardroom and provide the benefit of familiarity and insight into the Company’s affairs that directors would accumulate during their tenure, (8) ability to help the Board work as a collective body and (9) experience, areas of expertise, as well as other factors relative to the overall composition of the Board. The nominating and corporate governance committee further reviews and assesses the activities and associations of each candidate to ensure there is no legal impediment, conflict of interest, or other consideration that might hinder or prevent service on our board of directors. In making its selection, the nominating and corporate governance committee bears in mind that the foremost responsibility of a director of a company is to represent the interests of the stockholders as a whole.

Each director’s individual biography set forth above includes the key individual attributes, experience and skills of each director that led to the conclusion that each director should continue to serve as a member of our board of directors at this time, as reflected in the summary above. We believe the range of tenures of our directors creates a synergy between institutional knowledge and new perspectives.

Stockholder Proposals for Nominees

In accordance with its charter, the nominating and corporate governance committee will consider potential nominees properly submitted by stockholders. Stockholders seeking to do so should provide the information set forth in the nominating and corporate governance committee’s charter regarding director nominations. The nominating and corporate governance committee will apply the same criteria for candidates proposed by stockholders as it does for candidates proposed by management or other directors.

To be considered for nomination by the nominating and corporate governance committee at next year’s annual meeting of stockholders, submissions by stockholders must be submitted in writing and must be received by the Corporate Secretary between January 14, 2017 and February 13, 2017 to ensure adequate time for meaningful consideration by the nominating and corporate governance committee. Each submission must include the following information:

•	the candidate’s name, age, business address and residence address;
•

the candidate’s biographical information, including educational information, principal occupation or employment, past work experience (including all positions held during the past five years), personal references, and service on boards of directors or other material positions that the candidate currently holds or has held during the prior three years;

•	the class and number of shares of the Company which are beneficially owned by the candidate;
•	any potential conflicts of interest that might prevent or otherwise limit the candidate from service as an effective member;
•	any other information pertinent to the qualification of the candidate;
•	the name and record address of the stockholder making the recommendation; and
•

the class and number of shares of the Company which are beneficially owned by such stockholder and the period of time such shares have been held, including whether such shares have been held in excess of one year prior to the date of the recommendation.

Information regarding requirements that must be followed by a stockholder who wishes to make a stockholder nomination for election to our board of directors for next year’s annual meeting is described in this proxy statement under “Additional Information—Stockholder Proposals for the 2017 Annual Meeting.”

Communicating with Members of the Board of Directors

Any stockholder or any other interested party who wishes to communicate directly with (i) our entire board of directors, (ii) the non-management directors as a group, or (iii) the Lead Independent Director, may do so by corresponding with the Lead Independent Director at the following address: Lead Independent Director, Restoration Hardware Holdings, Inc., Legal Dept., 15 Koch Road, Suite K, Bldg. D, Corte Madera, CA 94925, Attn: Corporate Secretary. All communications will be received, processed and then directed to the appropriate member(s) of our board other than, at the board’s request, certain items unrelated to the board’s duties, such as customer complaints, spam, junk mail, solicitations, employment inquires and similar items.

Stockholder Outreach Activities

We actively engage with major stockholders of the Company, which has been a practice of the Company since our initial public offering in 2012, but did not historically engage in a formal stockholder outreach program. In 2016, we launched a formal stockholder outreach program in order to solicit additional input from stockholders. This formal stockholder outreach program was designed to solicit feedback from the Company’s stockholders with respect to a number of topics related to our executive pay practices and corporate governance policies. This effort supplements the ongoing communications between our management and stockholders.

As part of the February 2016 stockholder outreach campaign, we solicited the views of institutional investors that we believe represent approximately 94% of our issued and outstanding shares owned by institutional investors as of December 31, 2015, and had discussions with and received feedback from investors representing approximately 61% of such outstanding shares. In addition to the general feedback noted in the chart below, investors expressed appreciation of our outreach efforts and acknowledged our quick reaction and responsiveness to the results of our prior year annual meeting at which stockholders voted against our say-on-pay proposal. The results of the stockholder outreach campaign and the feedback we received were provided to our board of directors.

What we heard	What we did
Stockholders requested that we include more tables and summary presentation of information within the compensation discussion and analysis portion of the proxy statement.

We reviewed our proxy statements from previous years and made improvements for this year, including providing more information in tables and charts rather than within lengthy narrative form in order to make the presentation easier to read and more accessible to readers.

Stockholders requested increased transparency into the “why” behind certain compensation decisions, such as the bonus metrics used in our Leadership Incentive Program, or “LIP.”

We increased the disclosure in our compensation discussion and analysis in order to explain the reasons we choose certain compensation metrics and to show how our program is aligned with stockholder interests.

Stockholders requested additional disclosure to provide greater context for the level of our executive compensation programs in terms of comparison with industry metrics.

We provided additional information regarding the results of a comprehensive review of market compensation practices in fiscal 2015 performed by the independent compensation consultants working with our Compensation Committee.

Stockholders requested additional disclosure regarding certain corporate governance practices.	We added additional details and information regarding certain of our corporate governance practices.

Please refer to the Compensation Discussion and Analysis section of this proxy statement under “Stockholder Engagement” for more information regarding our stockholder outreach program. We plan to continue various stockholder communication and outreach programs in the future.

Board Independence

In accordance with our Corporate Governance Guidelines, the board of directors affirmatively determines that each independent director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and meets the standards for independence as defined by applicable law and the rules of the NYSE.

Our board of directors undertook a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise that director’s ability to exercise independent judgment in carrying out that director’s responsibilities. Our board of directors affirmatively determined that each of Mr. Demilio, Ms. Mitic, Mr. Mottola, Mr. Rowghani and Dr. Schlesinger is an “independent director,” as defined under the applicable rules of the NYSE and the SEC, and that the other members of the board are not independent. Further, each member of the board of directors’ committees satisfies independence standards applicable to each committee on which he or she serves. The board’s independence determination was based on information provided by our current directors.

Board’s Role in Risk Oversight

Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy, including the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our board of directors is also apprised by management of particular risk management matters in connection with the board’s general oversight and approval of corporate matters and significant transactions. In addition, each of the board committees is responsible for risk management under its area of responsibility and consistent with its charter and such other responsibilities as may be delegated to them by the board of directors from time to time.

Board Diversity

Our board of directors strongly believes its effectiveness is enhanced by being comprised of individuals with diverse backgrounds, skills and experience that are relevant to the role of the board of directors and the needs of the business. Accordingly, the board regularly reviews the changing needs of the business and the skills and experience resident in its members, with the intention that the board will be periodically “renewed” as certain directors rotate off and new directors are recruited. The board’s commitment to diversity and “renewal” will be tempered by the need to balance change with continuity and experience.

Our current board composition is highly diverse in the areas of gender, age, ethnicity and business experience. We believe that our commitment to diversity is demonstrated by the current membership of our board.

Director Stock Ownership Guidelines

We do not require that our directors maintain a minimum ownership interest in our Company. However, our Chairman and Chief Executive Officer, Mr. Friedman, has consistently maintained a significant equity ownership interest in the Company and beneficially owns approximately 15.1% of the Company’s common stock which, as of May 5, 2016, was valued at approximately 67 times his annual base salary for fiscal 2015. Additionally, our Co-President, Chief Creative and Merchandising Officer, Ms. Chaya, holds stock and equity awards with a value, as of May 5, 2016, of approximately 6.7 times her annual base salary for fiscal 2015.

We encourage our executive officers to maintain holdings in our stock and grant equity awards in order to promote equity ownership in the Company by our executive officers. Additional information regarding the stockholdings of our other named executive officers is set forth in this proxy statement in the section entitled “Security Ownership of Certain Beneficial Owners and Management.”

Annual Meeting Attendance

We do not have a policy that requires our directors to attend the annual meeting of stockholders. Two directors attended the 2015 annual meeting.

COMPENSATION OF DIRECTORS

In fiscal 2015, we compensated our independent, non-employee members of our board of directors as follows:

Annual retainer	$120,000, paid quarterly in advance
Lead Independent Director	20,000 stock options granted upon appointment (1)
Audit committee chairman	$50,000, paid quarterly in advance
Audit committee member	$25,000, paid quarterly in advance
Compensation committee chairman	$35,000, paid quarterly in advance
Compensation committee member	$20,000, paid quarterly in advance
Nominating & corporate governance committee chairman	$25,000, paid quarterly in advance
Nominating & corporate governance committee member	$15,000, paid quarterly in advance
Meeting attendance fees	$2,500 per in-person meeting $1,500 per telephonic meeting
Annual equity grant of restricted stock	Aggregate value of $125,000 (2)

(1)

The options vest in five equal installments over five years, subject to the individual’s continuing service as the Lead Independent Director, such that the option shall become exercisable for 4,000 shares on the first anniversary of the date of the individual’s appointment as Lead Independent Director and for an additional 4,000 shares upon each of the second, third, fourth and fifth anniversaries thereafter.

(2)

Based on the average closing price of our common stock on the date of grant, determined using the closing prices for the ten consecutive trading days prior to and inclusive of the date of grant, which shares vest in full on the one-year anniversary of the date of grant. Grants are made for service for the period between the annual meeting of stockholders for the fiscal year in which the grant was made and the annual meeting of stockholders for the following fiscal year.

Annual equity grants described above are granted on the date of the annual meeting of stockholders each year.

The following table shows the compensation earned by our independent, non-employee directors during fiscal 2015:

Name	Fees Earned	Equity Awards (1)	Total
Mark Demilio	$206,500	$125,563	$332,063
Katie Mitic	$156,500	$125,563	$282,063
Thomas Mottola	$201,500	$125,563	$327,063
Ali Rowghani	$151,500	$125,563	$277,063
Leonard Schlesinger	$171,500	$125,563	$297,063

(1)

Reflects the aggregate grant date fair value of the awards of stock made in fiscal 2015, computed in accordance with FASB ASC 718, Stock-Based Compensation. See Note 15—Stock-Based Compensation in our audited consolidated financial statements contained in our Form 10-K for fiscal 2015. Amounts shown do not reflect compensation actually received or that may be realized in the future by the director.

Mr. Friedman, Mr. Alberini, Ms. Chaya and former director, Michael Chu, did not receive any compensation for board service for fiscal 2015. All directors receive reimbursement for reasonable out-of-pocket expenses incurred in connection with meetings of our board of directors.

Mr. Belling was appointed to the board of directors on April 28, 2016 and did not receive compensation for serving as a director in fiscal 2015. Please see “Certain Relationships and Related Party Transactions—Advisory Services to the Board Performed by Keith Belling” for information regarding other payments by the Company to Mr. Belling in fiscal 2015.

Effective April 28, 2016, the Company intends to compensate all non-employee directors on the same basis as described above for the compensation of independent directors. As part of this compensation program, Mr. Alberini received a restricted stock award valued at $17,457, the prorated portion of a 366-day year represented by the period between April 28, 2016 and the date of the Annual Meeting. Such award will vest on the one year anniversary of the fiscal 2015 annual meeting of stockholders.

At January 30, 2016, the last day of our 2015 fiscal year, the aggregate number of unvested restricted stock awards and unexercised stock options held by each of our current directors, other than Mr. Friedman and Ms. Chaya, is set forth below. Information regarding equity awards held by Mr. Friedman and Ms. Chaya is set forth in the table entitled “Outstanding Equity Awards at Fiscal Year-End” in this proxy statement.

Name	Shares of Unvested Restricted Stock (1)	Unexercised Stock Options
Carlos Alberini	—	—
Keith Belling	1,307	—
Mark Demilio	1,307	—	(2)
Thomas Mottola	1,307	20,000	(3)
Katie Mitic	1,307	—
Ali Rowghani	1,307	—
Leonard Schlesinger	1,307	—

(1)

All restricted stock awards listed above vest as to 100% of the shares on June 24, 2016, other than (i) Mr. Belling who received an award of 1,307 restricted stock units which vested on April 23, 2015 but the underlying shares will not be issued to Mr. Belling until June 24, 2016, and (ii) Mr. Mottola’s restricted stock awards shall vest upon the effectiveness of Mr. Mottola’s resignation as a member of the board of directors of the Company at the earlier of (a) immediately prior to the Annual Meeting or (b) such other date as his resignation shall take effect in connection with the appointment of a replacement director.

(2)

Mr. Demilio was granted options to purchase 20,000 shares of stock in connection with his appointment as Lead Independent Director on March 9, 2016. Such options vest pro rata over five years such that they will be fully vested on March 9, 2021, subject to Mr. Demilio’s continued service as Lead Independent Director.

(3)

As of March 9, 2016, Mr. Demilio succeeded Mr. Mottola as Lead Independent Director. As of that date, Mr. Mottola had 8,000 vested but unexercised options and the remaining 12,000 unvested options were cancelled.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, we are asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission (commonly referred to as a “say-on-pay” vote).

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

This vote is advisory, which means that the vote on executive compensation is not binding on the Company, our board of directors or the compensation committee of the board of directors. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

Compensation Program and Philosophy

We are asking our stockholders to approve the say-on-pay proposal as we believe that our compensation programs create the proper incentives for our executive officers. As described in greater detail under the heading “Compensation Discussion and Analysis,” our compensation programs are designed to attract and retain the best talent, use the Company’s equity to encourage an ownership mentality among our named executive officers and align the long-term financial interest of our executives with those of our Company and our investors. To achieve these objectives, our executive compensation program has three principal components: an annual base salary, a performance-based annual cash incentive and long-term equity incentive compensation.

In addition, since the date of our last annual meeting, we have engaged in stockholder outreach to solicit input on a variety of matters including our compensation of executive officers from our institutional stockholders as described under “Stockholder Outreach Activities.” Based in part on the findings of this outreach effort, we believe our executive officer compensation approach is in line with the expectations of the majority of our institutional stockholders. In addition, in response to the request of our institutional holders, we have adopted certain changes in the presentation of information in this proxy statement concerning the compensation of our executive officers to provide additional clarity and transparency as to our methodology in determining the compensation of our executive officers and the manner in which we align incentives to performance. We believe that this information, taken together with the basis on which we determine compensation of our executive officers, as described under “Compensation Discussion and Analysis,” is consistent with the feedback we have received from our institutional stockholders.

Our compensation committee believes that the goals of our executive compensation program are appropriate and that the program is properly structured to achieve its goals. The board and the compensation committee, which is comprised solely of independent directors, will consider the outcome of this vote when making future executive compensation decisions to the extent appropriate. We intend to present this advisory vote on named executive compensation to our stockholders on an annual basis.

Required Vote for This Proposal

The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to approve this Proposal 2. Abstentions will be included in the number of shares present and entitled to vote on this Proposal 2 and will have the effect of a vote “against” Proposal 2. Broker non-votes will not be considered present and entitled to vote on this Proposal 2. Therefore, a broker non-vote will not be counted and will have no effect on this proposal other than to reduce the number of affirmatives votes required to approve this proposal.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed PricewaterhouseCoopers (“PwC”) as the Company’s principal independent registered public accounting firm to perform the audit of the Company’s consolidated financial statements for fiscal 2016. The audit committee has decided to submit its selection of independent audit firm to stockholders for ratification. In the event that this appointment of PwC is not ratified by a majority of votes cast, whether in person or by proxy, the audit committee will review its future selection of PwC as the Company’s independent registered public accounting firm.

The audit committee first approved PwC as our independent auditors in fiscal 2008.

Representatives of PwC are expected to attend the Annual Meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to questions.

Principal Accountant Fees and Services

We regularly review the services and fees from our independent registered public accounting firm, PwC. These services and fees are also reviewed with the audit committee annually. In accordance with standard policy, PwC periodically rotates the individuals who are responsible for the Company’s audit.

In addition to performing the audit of the Company’s consolidated financial statements, PwC provided various other services during fiscal 2015 and fiscal 2014. The Company’s audit committee has determined that PwC’s provision of these services, which are described below, does not impair PwC’s independence from the Company.

The aggregate fees billed for fiscal 2015 and fiscal 2014 for each of the following categories of services are as follows:

Fees Billed to the Company	Fiscal 2015	Fiscal 2014
Audit fees (1)	$1,389,805	$1,567,304
Audit related fees (2)	263,070	514,934
Tax fees (3)	237,260	204,475
All other fees (4)	—	—
Total fees	$1,890,135	$2,286,713

(1)

Includes fees for audit services principally related to the year-end examination and the quarterly reviews of the Company’s consolidated financial statements, consultation on matters that arise during a review or audit, review of SEC filings, and audit of implementation of new accounting systems.

(2)

Includes fees which are for assurance and related services other than those included in audit fees above. These services were primarily related to lease accounting consulting and convertible debt offering-related services.

(3)	Includes fees for tax compliance and advice.
(4)	Includes fees for all other non-audit services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. All of the services relating to the fees described in the table above were approved by the audit committee in accordance with the audit committee’s pre-approval policy.

Required Vote for This Proposal

The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to approve this Proposal 3. Abstentions will be included in the number of shares present and entitled to vote on this Proposal 3 and will have the effect of a vote “against” Proposal 3. Broker non-votes will not be considered present and entitled to vote on this Proposal 3. Therefore, a broker non-vote will not be counted and will have no effect on this proposal other than to reduce the number of affirmatives votes required to approve this proposal.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2016.

REPORT OF THE AUDIT COMMITTEE

The information contained in the following report of the Company’s audit committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by the Company under the Exchange Act or the Securities Act of 1933 unless and only to the extent that the Company specifically incorporates it by reference.

The Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements for the year ended January 30, 2016 with the Company’s management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm (“PwC”).

2. The Audit Committee has also discussed with PwC the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (United States).

3. The Audit Committee also has received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence from the Company.

4. Based on the reviews and discussions referred to above, the Audit Committee recommended to our board of directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2016 for filing with the SEC.

Respectfully submitted by the members of the Audit Committee of the board of directors for the fiscal year ended January 30, 2016.

Mark Demilio, Chairman                     Katie Mitic                     Thomas Mottola

EXECUTIVE OFFICERS

Below is a list of the names and ages, as of May 5, 2016, of our executive officers and a description of their business experience.

Directors and Executive Officers	Age	Position
Gary Friedman	58	Chairman and Chief Executive Officer
Karen Boone	42	Co-President, Chief Financial and Administrative Officer
Eri Chaya	42	Co-President, Chief Creative and Merchandising Officer and Director
DeMonty Price	54	Co-President, Chief Operating, Service and Values Officer

Gary Friedman is the Chairman and Chief Executive Officer of the Company and Founder of the RH brand as we know it today. From July 2013 to January 2014, Mr. Friedman served as Co-Chief Executive Officer with Mr. Alberini, and from October 2012 to July 2013, Mr. Friedman served as Chairman Emeritus, Creator and Curator on an advisory basis. Mr. Friedman served as our Chairman from May 2010 to October 2012 and as our Co-Chief Executive Officer from June 2010 to October 2012. He also served as our Chief Executive Officer from March 2001 to June 2010 and as our Chairman from March 2005 to June 2008. He served on our board of directors from March 2001 to October 2012. Prior to joining us, from 1988 to 2001, Mr. Friedman worked for Williams-Sonoma, Inc., a specialty retailer of products for the home, where he served in various capacities, including as President and Chief Operating Officer from May 2000 to March 2001, as Chief Merchandising Officer and President of Retail Stores from 1995 to 2000 and as Executive Vice President and President of the Williams-Sonoma and Pottery Barn brands from 1993 to 2001. Prior to joining Williams-Sonoma, Mr. Friedman spent eleven years with Gap, Inc., a specialty retailer, in various management positions.

Karen Boone currently serves as our Co-President, Chief Financial and Administrative Officer. She was appointed as Co-President, Chief Financial and Administrative Officer in May 2016. Ms. Boone joined us as our Chief Financial Officer in June 2012 and in May 2014 was promoted to Chief Financial and Administrative Officer. From December 1996 to June 2012, Ms. Boone worked for Deloitte & Touche, LLP, an accounting and consulting firm, where since 2010 she served as an audit partner. Her entire career at Deloitte was spent specializing in service to retail and consumer products companies.

Eri Chaya currently serves as our Co-President, Chief Creative and Merchandising Officer and Director. She was appointed as Co-President, Chief Creative and Merchandising Officer in May 2016 and has served on our board of directors since November 2012. Ms. Chaya served as our Chief Creative Officer since April 2008. Before becoming our Chief Creative Officer, Ms. Chaya was our Vice President of Creative, beginning in July 2006. From February 2004 to June 2006, Ms. Chaya was a creative director at Goodby, Silverstein and Partners, an international advertising agency. From May 2000 to February 2004, Ms. Chaya was a creative director at Banana Republic, a clothing retailer. Ms. Chaya graduated from Art Center College of Design, one of the country’s preeminent design schools.

DeMonty Price currently serves as our Co-President, Chief Operating, Service and Values Officer. Mr. Price was appointed as Co-President, Chief Operating, Service and Values Officer in May 2016. Mr. Price has a long history of almost 15 years with the Company. Among the positions he has held, Mr. Price was previously our Chief Service and Values Officer from September 2015 until his most recent appointment as Co-President, Chief Operating, Service and Values Officer, and he served as our Senior Vice President of Retail Galleries and Operations and Chief Values Officer from June 2006 to September 2015.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of May 5, 2016, regarding the beneficial ownership of our common stock by:

•	each person or group who is known by us to own beneficially more than 5% of our outstanding shares of our common stock;
•	each of our named executive officers;
•	each of our current directors; and
•	all of our current executive officers and directors as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. Percentage of beneficial ownership is based on 40,606,436 shares of common stock outstanding as of May 5, 2016. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o Restoration Hardware Holdings, Inc., 15 Koch Road, Suite K, Corte Madera, CA 94925.

Name	Number	Percent
5% Stockholders:
FMR LLC (1) 245 Summer Street, Boston, MA 02210	6,072,036	15.0%
T. Rowe Price Associates, Inc. (2) 100 E. Pratt Street, Baltimore, MD 21201	4,628,628	11.4%
Tiger Global Management, LLC (3) 9 West 57th Street, 35th Floor, New York, NY 10019	3,193,410	7.9%
The Vanguard Group (4) 100 Vanguard Blvd., Malvern, PA 19355	2,573,252	6.3%
Named Executive Officers and Directors
Gary Friedman (5)	6,151,359	15.1%
Carlos Alberini (6)	61,465	*
Keith Belling (7)	9,877	*
Karen Boone (8)	117,876	*
Eri Chaya (9)	167,645	*
Mark Demilio (10)	48,327	*
Ken Dunaj (11)	23,900	*
Katie Mitic (12)	7,388	*
Thomas Mottola (13)	38,467	*
Ali Rowghani (14)	2,098	*
Leonard Schlesinger (15)	3,623	*
All current executive officers and directors as a group (11 persons) (16)	6,664,792	16.4%

*Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)

Based on the Schedule 13G/A filed on February 12, 2016 by FMR LLC and Edward C. Johnson 3d., Abigail P. Johnson and Fidelity Growth Company Fund. FMR LLC has beneficial ownership as to all such shares of common stock and has the sole voting power with respect to 724,801 shares of common stock. Fidelity Growth Company Fund has beneficial ownership of and sole voting power with respect to 6,072,036 shares of common stock.

(2)

Based on the Schedule 13G/A filed on February 11, 2016 by T. Rowe Price Associates, Inc. and T. Rowe Price New Horizons Fund, Inc. T. Rowe Price Associates, Inc. has beneficial ownership as to all such shares of common stock and has the sole voting power with respect to 838,412 shares of common stock. T. Rowe Price New Horizons Fund, Inc. has beneficial ownership of, and sole dispositive power with respect to, 4,628,628 shares of common stock.

(3)

Based on the Schedule 13G/A filed on February 16, 2016 by Tiger Global Investments, L.P., Tiger Global Performance, LLC, Tiger Global Management, LLC, Charles P. Coleman III, Feroz Dewan and Scott Shleifer. Tiger Global Management, LLC has beneficial ownership as to all such shares of common stock.

(4)

Based on the Schedule 13G/A filed on February 10, 2016 by The Vanguard Group. The Vanguard Group has beneficial ownership as to all such shares of common stock and has the sole voting power with respect to 75,615 shares of common stock and shared voting power with respect to 2,000 shares of common stock.

(5)

Includes 3,976,826 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of May 5, 2016. As of May 5, 2016, 1,496,138 of these options are subject to selling restrictions.

(6)	Includes 401 shares of restricted stock that vest on June 24, 2016.
(7)	Includes 1,307 fully vested restricted stock units that have a deferred delivery until June 24, 2016.
(8)

Includes 116,876 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of May 5, 2016, and 1,000 restricted stock units that vest on June 16, 2016. As of May 5, 2016, 57,500 of the options are subject to selling restrictions.

(9)

Includes 2,472 shares of common stock subject to selling restrictions, 157,600 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of May 5, 2016, and 1,000 restricted stock units that vest on June 16, 2016. As of May 5, 2016, 23,900 of the options are subject to selling restrictions.

(10)	Includes 40,825 shares of common stock held by Mr. Demilio’s family trust and 1,307 shares of restricted stock that vest on June 24, 2016.
(11)

Based on information available to the Company as of February 19, 2016, the date of the termination of Mr. Dunaj’s employment with the Company. Represents 23,900 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of May 5, 2016. As of May 5, 2016, all of these options are subject to selling restrictions.

(12)	Includes 2,800 shares of common stock held by Ms. Mitic’s family trust and 1,307 shares of restricted stock that vest on June 24, 2016.
(13)

Includes 8,000 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of May 5, 2016, and 1,307 shares of restricted stock that vest upon the effectiveness of Mr. Mottola’s resignation as a member of the board of directors of the Company at the earlier of (i) immediately prior to the Annual Meeting or (ii) such other date as his resignation shall take effect in connection with the appointment of a replacement director.

(14)	Includes 791 shares of common stock held by Mr. Rowghani’s living trust, of which is he is a trustee, and 1,307 shares of restricted stock that vest on June 24, 2016.
(15)	Includes 1,307 shares of restricted stock that vest on June 24, 2016.
(16)

Excludes holdings of Mr. Dunaj. Includes 56,667 shares held by Mr. Price (including 1,765 shares of common stock subject to selling restrictions, 40,900 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of May 5, 2016, and 1,000 restricted stock units that vest on June 16, 2016. As of May 5, 2016, 23,900 of the options are subject to selling restrictions). Includes 4,300,202 shares of common stock our named executive officers and directors have a right to acquire upon the exercise of options that are exercisable within 60 days of May 5, 2016, 6,936 restricted shares that vest within 60 days of May 5, 2016, 1,307 fully vested restricted stock units that have a deferred delivery until June 24, 2016, and 3,000 restricted stock units that vest on June 16, 2016.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires the Company’s directors, executive officers and any person who owns more than 10% of the Company’s common stock to file initial reports of ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file.

Based solely on its review of the copies of such forms furnished to the Company and written representations from the directors and executive officers, the Company believes that all Section 16(a) filing requirements were met in a timely manner in fiscal 2015.

Stock Trading Practices

We maintain an insider trading policy that, among other things, prohibits our officers, including our named executive officers, directors and employees from trading during quarterly blackout periods and also contains other restrictions on trading activities designed to avoid any circumstance where Company insiders may be deemed to have traded on material nonpublic information.

Anti-hedging

Under the insider trading policy, we also prohibit short sales, hedging and similar transactions designed to decrease the risks associated with holding the Company’s securities, pledging the Company’s securities as collateral for loans and transactions involving derivative securities relating to our common stock. Our insider trading policy also requires that all directors and employees with titles of vice president or higher, including our named executive officers, pre-clear any proposed open market transactions.

10b5-1 Trading Plans

Each of our executive officers and directors may enter into a written plan for the automatic trading of securities in accordance with Exchange Act Rule 10b5-1 (“10b5-1 Trading Plan”). It has been the practice of the named executive officers to disclose on Form 4 filed with the SEC whether any sale or other transfer of shares reported has been made pursuant to a 10b5-1 Trading Plan. All 10b5-1 Trading Plans entered into by our executive officers and directors must comply with our insider trading policy, and any 10b5-1 Trading Plan must be pre-cleared in advance by the Company’s corporate compliance officer. A number of members of our management team have adopted 10b5-1 Trading Plans.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

We align our executive compensation practices with the ongoing success of our Company. This compensation discussion and analysis (“CD&A”) explains the strategy, design, and decision-making processes of our compensation programs and practices in fiscal 2015 for our named executive officers. This CD&A is intended to provide perspective on the compensation information contained in the compensation tables that follow this discussion. This CD&A also discusses how the fiscal 2015 compensation of our named executive officers aligns with the key goals of our compensation philosophy, namely, attracting and retaining the best talent. We also discuss how our Company uses its compensation programs including equity programs to encourage an ownership and stakeholder perspective among our named executive officers by providing them with a long-term interest in the future growth potential of our Company that aligns with the interests of our stockholders.

Mr. Friedman received a compensation increase and multi-year stock option award in fiscal 2013 in connection with his return, at the time, as our Chairman and Co-Chief Executive Officer. Mr. Friedman did not receive additional equity awards in fiscal 2014 or fiscal 2015 and his base salary remained unchanged but his bonus level opportunity as a percentage of base salary was increased for each of fiscal 2014 and fiscal 2015. In February 2016, the compensation committee reviewed our financial results with respect to our performance-based annual cash incentive awards and determined that the Company should pay out such award at the 30% level based on its targeted fiscal 2015 financial objectives. We believe these examples show our commitment to set compensation and performance targets for our executives that align with our long-term growth strategy and our stockholders’ interests.

We believe that continually analyzing and refining our compensation program enables us to achieve the key goals of our compensation philosophy.

For fiscal 2015, our named executive officers, as defined in Item 402 of Regulation S-K promulgated under the U.S. Securities Act of 1933, as amended, were:

Name	Title
Gary Friedman	Chairman and Chief Executive Officer
Karen Boone	Co-President, Chief Financial and Administrative Officer
Eri Chaya	Co-President, Chief Creative and Merchandising Officer and Director
Ken Dunaj (1)	Former Chief Operating Officer

(1)	Mr. Dunaj resigned from his position at the Company effective February 19, 2016.

We believe that compensation paid to our executive officers should be:

•	closely aligned with the performance of the Company, on both a short-term and long-term basis;
•	linked to specific, measurable results intended to create value for stockholders; and
•	tailored to achieve the key goals of our compensation program and philosophy.

Our executive compensation programs are aligned with our stockholders’ interests, with performance-based compensation being tied primarily to our annual earnings before taxes and our long-term stock price performance.

Stockholder Engagement

We actively engage with major stockholders of the Company and have solicited input from such stockholders, which has been a practice of the Company since our initial public offering in 2012. We did not historically engage in a formalized stockholder outreach program with respect to the corporate governance points of contact at these institutional stockholders. In 2016, we launched a formalized stockholder outreach program in order to solicit additional input from stockholders in this manner. This formal stockholder outreach program was designed to solicit feedback from the Company’s stockholders with respect to a number of topics related to our executive pay practices and corporate governance policies. This effort supplements the ongoing communications between our management and stockholders.

As part of the February 2016 stockholder outreach campaign, we solicited the views of institutional investors that we believe represent approximately 94% of our issued and outstanding shares owned by institutional investors as of December 31, 2015, and had discussions with and received feedback from investors representing approximately 61% of such outstanding shares. In addition to the general feedback noted in the chart below, investors expressed appreciation of our outreach efforts and acknowledged our quick reaction and responsiveness to the results of our prior year annual meeting at which stockholders voted against our say-on-pay proposal. The results of the stockholder outreach campaign and the feedback we received were presented to our board of directors. Based in part on the findings of this outreach effort, we believe our executive officer compensation approach is in line with the expectations of the majority of our institutional stockholders.

What we heard	What we did
Stockholders requested that we include more tables and summary presentation of information within the compensation discussion and analysis portion of the proxy statement.

We reviewed our proxy statements from previous years and made improvements for this year, including providing more information in tables and charts rather than within lengthy narrative form in order to make the presentation easier to read and more accessible to readers.

Stockholders requested increased transparency into the “why” behind certain compensation decisions, such as the bonus metrics used in our LIP.

We increased the disclosure in our compensation discussion and analysis in order to explain the reasons we choose certain compensation metrics and to show how our program is aligned with stockholder interests.

Stockholders requested additional disclosure to provide greater context for the level of our executive compensation programs in terms of comparison with industry metrics.

We provided additional information regarding the results of a comprehensive review of market compensation practices in fiscal 2015 performed by the independent compensation consultants working with our Compensation Committee.

Stockholders requested additional disclosure regarding certain corporate governance practices.	We added additional details and information regarding certain of our corporate governance practices.

The Company plans to continue various stockholder communication and outreach programs in the future, consistent with prior practice.

Fiscal 2015 Business Highlights

Financial Performance (1)	Net revenues increased 13% to $2,109.0 million, on top of a 20% increase in fiscal 2014 and a 30% increase in fiscal 2013
Comparable brand revenues increased 11% on top of a 20% increase last year
Adjusted operating margin increased 40 basis points to 9.7%; GAAP operating margin was 8.8% compared to 8.9% for the same period last year
Adjusted net income increased 18% to $114.8 million in fiscal 2015 from $97.6 million in fiscal 2014; GAAP net income was $91.1 million compared to $91.0 million for the same period last year
Adjusted diluted EPS increased 15% to $2.72; GAAP diluted EPS was $2.16 compared to $2.20 for the same period last year
Key Achievements	Issuance of $250 million of 0.00% convertible senior notes due 2020 in June 2015 and issuance of an additional $50 million in July 2015 pursuant to the exercise of the related overallotment option

Opened RH Chicago, The Gallery at the Three Arts Club in Chicago’s Gold Coast, a first-of-its-kind retail concept representing our initial foray into hospitality with a seamlessly integrated culinary offering, which includes the 3 Arts Club Café, the 3 Arts Club Wine Vault & Tasting Room, and the 3 Arts Club Pantry & Espresso Bar

Opened the first RH next generation Design Gallery in Denver, Colorado and in Tampa, Florida
Launched the new RH Modern brand and opened its first standalone RH Modern Gallery
Launched the new RH Teen brand
Commenced negotiations with respect to the acquisition of the business of Waterworks, which transaction was publicly announced on April 12, 2016

Opened a new approximately 1.5 million square foot distribution center, our largest distribution center, in Patterson, California and insourced home delivery operations for the San Francisco Bay Area market as part of an overall effort to improve customer experience

(1)

See the Company’s most recent Annual Report on Form 10-K, as filed with the SEC on March 30, 2016, for the definition of comparable brand revenue. A table presenting a reconciliation of net income (the most directly comparable GAAP financial measure) to adjusted net income is included in the Company’s Annual Report on Form 10-K. Reconciliations of GAAP to non-GAAP financial measures for adjusted operating margin and adjusted diluted EPS are provided in the tables included in Annex A to this proxy statement.

Overview of Compensation Program and Philosophy

Our compensation program is designed to do the following:

Attract and retain	We focus on attracting and retaining top-caliber, knowledgeable and experienced senior executives
Encourage an ownership mentality	Our program aligns the annual and long-term strategic goals of our executives with those of our Company and our stockholders
Motivate	Our program motivates our executives to achieve superior results for our Company and our stockholders
Reward performance	We pay for performance that is achieved through creativity, the capitalization of unique strategic opportunities and business initiatives, and results in shareholder-aligned financial successes
Encourage appropriate risk taking	Our programs focus our executives to analyze business initiatives where we seek return on investment that exceeds downside risks
Provide transparent reward systems	Our reward systems are easily understood by our managers and stockholders
Reinforce the succession planning process

Our programs help management to focus on identifying, and helps us reward, retain and promote from within, the next generation of senior leadership to achieve the Company’s growth, profitability and other objectives through increased responsibilities and compensation

This compensation philosophy guides the compensation committee in assessing the compensation to be paid to our executives, including our named executive officers. The compensation committee endeavors to ensure that the total compensation paid to the named executive officers is fair, competitive and consistent with our compensation philosophy. This compensation philosophy also guides the compensation committee as to the proper allocation among current cash compensation (in the form of annual base salary), short-term compensation (in the form of performance-based, annual cash incentives), and long-term compensation (in the form of equity incentive compensation). We evaluate both the performance and compensation of our named executive officers annually to ensure that the executive compensation program we implement achieves these goals.

We have implemented executive compensation policies and practices that reinforce our compensation philosophy and align with those commonly-viewed best practices and sound governance principles that we believe are appropriate for us. The following chart summarizes these policies and practices:

What we do

•   Performance-based cash incentives

•   100% independent directors on our compensation committee

•   Independent compensation consultant engaged by our compensation committee

•   Annual review and approval of our compensation strategy

•   Significant portion of executive compensation is either tied to corporate performance directly or indirectly through stock price performance because of the equity component of compensation

•   Broad-based company-sponsored health and retirement benefits programs

•   We have shifted our vesting practices to use five-year equity award vesting periods

o   Generally, we use five-year vesting upon hiring, as well as for subsequent grants

▪   Awards typically vest 20% per year on a straight-line basis

▪   From time to time, we have provided awards to certain new hires, promotions and to existing employees for retention purposes, using an alternative vesting basis, for example, 15% in year one; 15% in year two; 20% in year three; 25% in year four; and 25% in year five

•   Prohibition on short sales, hedging of stock ownership positions and transactions involving derivatives of our common stock

•   Our Chairman and Chief Executive Officer, Mr. Friedman, has consistently maintained a significant equity ownership interest in the Company and beneficially owns approximately 15.1% of the Company’s common stock. As of May 5, 2016, his aggregate holdings of stock and equity awards had a value of approximately 67 times his annual base salary for fiscal 2015(1)

•   Our Co-President, Chief Creative and Merchandising Officer, Ms. Chaya, beneficially owns approximately 0.4% of the Company’s common stock. As of May 5, 2016, her aggregate holdings of stock and equity awards had a value of approximately 6.7 times her annual base salary for fiscal 2015(1)

•   Our Co-President, Chief Financial and Administrative Officer, Ms. Boone, beneficially owns approximately 0.3% of the Company’s common stock. As of May 5, 2016, her aggregate holdings of stock and equity awards had a value of approximately 6 times her annual base salary for fiscal 2015(1)

What we don’t do

•   No “single trigger” change of control benefits

•   No post-termination retirement- or pension-type non-cash benefits or perquisites for our executive officers that are not available to our employees generally

•   No tax gross-ups for change of control benefits

(1)	Based on total holdings of common stock and equity awards.

Compensation Committee Review of Compensation

Our board of directors has established a compensation committee that is generally responsible for the oversight, implementation and administration of our executive compensation plans and programs.

The compensation committee engages in the following, either together with the board of directors as a whole or as a committee, making recommendations to the board of directors regarding approval, as necessary:

•annually review and approve the Company’s corporate goals and objectives relevant to compensation of the Chief Executive Officer;
•evaluate the Chief Executive Officer’s performance in light of such goals and objectives;
•determine and approve the Chief Executive Officer’s compensation level based on this evaluation;

•annually review the following: ◦annual base salary levels; ◦annual incentive compensation levels; ◦long-term incentive compensation levels; and ◦any supplemental or special benefits.
•ensure that appropriate overall corporate performance measures and goals are set and determine the extent to which the established goals have been achieved and any related compensation earned;

•determine the appropriateness of, and in some cases retain, a compensation consultant to offer advice for the consideration of the compensation committee and consider the independence of such consultant in accordance with applicable SEC and NYSE rules; and

•perform other necessary tasks related to the implementation and administration of executive compensation plans and programs.

The compensation committee’s annual review of executive compensation generally occurs within the timeframe of April to June of each year.

Compensation Level Setting Process

Our compensation committee reviews the following, among other factors, when determining compensation:

•the individual’s performance and contributions to financial objectives;

•equity awards previously granted to the executive, which includes amounts of such awards that remain unvested or are under selling restrictions and therefore continue to incentivize future performance;

•individual leadership, expectations, expertise, skill, and knowledge;
•analyses of competitive market compensation practices and labor market conditions;
•input from senior management, including our Chairman and Chief Executive Officer; and
•input from an independent compensation consultant.

As we are headquartered in the San Francisco Bay Area, which is a highly dynamic and competitive market for talent, we seek to provide competitive compensation practices for our executive leadership in order to attract and retain the best available talent.

To set a competitive, reasonable and appropriate level of compensation, the board of directors and the compensation committee consider relevant factors, as applicable, to the compensation decision being made in any given year. The board of directors’ and the compensation committee’s approach to evaluating these factors is subjective, not formulaic, and may place more or less weight on a particular factor when determining a particular executive officer’s compensation.

Role of Management in Determining Executive Compensation

In determining the total compensation for each executive officer, the board of directors and the compensation committee consider the specific recommendations of our Chairman and Chief Executive Officer (other than with respect to his own compensation) and may consider input from other senior members of management.

Our Chairman and Chief Executive Officer plays a significant role in the compensation setting process for the other named executive officers by:

•evaluating their performance;
•discussing the role and responsibilities of the relevant executive officer within the Company and the expected future contributions of the executive officer;
•recommending business performance targets and establishing objectives; and
•recommending salary levels, bonuses and equity awards.

Our Chairman and Chief Executive Officer annually reviews the compensation paid to other named executive officers over the fiscal year through presentations to the compensation committee, either as a committee or together with the board of directors as a whole, and provides his recommendations regarding the compensation to be paid to such persons during the next year. Following a review of such recommendations, the board of directors or the compensation committee, after reviewing the other factors and input as discussed above, takes action regarding such compensation recommendations as it deems appropriate. The board of directors and the compensation committee also consider input from our Chairman and Chief Executive Officer, as well as our Co-President, Chief Financial and Administrative Officer when setting financial objectives for our performance-based incentive program.

Role of Compensation Consultants

The compensation committee has periodically engaged compensation consultants to assist the committee in assessing compensation market conditions. For fiscal 2016 and 2015, Towers Watson & Co. (now “Willis Towers Watson” following its merger with Willis Group Holdings plc) was engaged by the compensation committee to provide detailed evaluations and recommendations concerning our executive and board compensation programs and to advise the compensation committee with respect to structuring our compensation plans to achieve our business objectives. Willis Towers Watson conducts research as directed by the compensation committee and supports the compensation committee in the design of executive and board compensation. Although Willis Towers Watson works with management to develop plans that support our business objectives while carrying out its duties for the compensation committee, Willis Towers Watson is retained by and reports directly to the compensation committee and does not provide any other services to the Company other than those approved by the compensation committee that would not constitute a conflict of interest or that would not otherwise compromise their independence.

Analyses of Competitive Market Practices

Due to the unique nature of our Company and the lack of direct industry competitors, we do not engage in a formal benchmarking process in setting compensation. Instead, we consider from time to time, as the compensation committee deems appropriate, an array of available data and information in order to assess the competitiveness of our compensation program and philosophy, including market information concerning local and national market compensation practices that are determined to be relevant to the Company. Given the location of our corporate headquarters in the San Francisco Bay Area, we pay close attention to the opportunities that exist for executives at other growth companies located in the San Francisco Bay Area, including public companies, as well as private companies that could be candidates for an initial public offering in the future.

We last conducted a comprehensive review of market compensation practices in April 2016. At that time, the compensation committee reviewed the compensation practices of a number of companies of a similar size to us, comprising companies that have out-performed the market consistently in terms of growth and return measures, other brand and retail companies, particularly specialty retail companies, and companies in the technology sector. In addition, the compensation committee reviewed data related to a number of companies with headquarters located on the West Coast (such as in the San Francisco Bay Area), regardless of size, because we believe companies located on the West Coast have unique hiring and compensation practices, which are important for us to consider given the location of our headquarters and the talent pool from which we hire our executive and other employees.

In addition, Willis Towers Watson also provided the compensation committee with data from their own published industry survey for retailers of various sizes. The result of this analysis is a comprehensive review of the elements of compensation and practices that are determined to be relevant in setting compensation for our executive officers.

In connection with the comprehensive review of market compensation practices, the Company and the compensation committee consider the executive compensation practices and the market data only as reference points in the review of the Company’s compensation practices, but does not benchmark or use market data in order to set compensation for the executive officers and other executives of the Company.

For fiscal 2016, as well as fiscal 2015, total compensation of the Company’s named executive officers and other executives was generally within the range of the market data referenced above, although individuals may be compensated above or below this level based on various reasons, such as competitive factors, our financial and operating performance and consideration of individual performance and experience.

Executive Compensation Components

The principal components of our compensation program for our named executive officers are summarized in the chart below, which is followed by a detailed explanation of the principal components of our compensation program for our named executive officers. In determining our named executive officers’ overall compensation program, the compensation committee and the board of directors, as applicable, each considers how a particular component motivates performance and promotes retention and sound long-term decision-making.

Compensation Elements	Objectives
Annual base salary	Compensate for services rendered during the fiscal year.
Performance-based annual cash incentives	Motivate and reward our named executive officers for specific annual financial and/or operational goals and objectives.
Long-term equity incentive compensation	Attract and retain our named executive officers and align the financial rewards paid to our named executive officers with our long-term performance and the financial interests of our stockholders.
Perquisites and other personal benefits	Provide a competitive level of perquisites to better enable us to attract and retain superior employees for key positions.
Employment agreements; severance and change of control benefits	Promote stability and continuity of senior management.

Annual Base Salary

We provide our named executive officers with an annual base salary to compensate them for services rendered during the fiscal year. The base salary for each of the named executive officers is guided by a variety of factors, which may include market information regarding salary levels for positions that are deemed relevant for comparison purposes, as well as such individual’s work experience, personal performance, responsibilities and other considerations, including internal alignment. The relative weight given to each factor is not specifically quantified and varies with each individual at the discretion of the compensation committee and/or the board of directors.

Each named executive officer’s base salary is typically reviewed annually and is adjusted from time to time on the following bases:

•the evaluation of the executive officer’s personal performance for the year;
•the recommendations of our Chairman and Chief Executive Officer (other than with respect to his own base salary);
•the Company’s performance for the year;
•the competitive marketplace for executives in comparable positions, including market information regarding salary levels for positions that are deemed relevant for comparison purposes; and
•in the case of increases in base salary other than on an annual basis, an individual’s exceptional performance, or increased responsibilities.

During its annual review of executive compensation for fiscal 2015, the compensation committee reviewed data provided by Willis Towers Watson and compared that data to each executive’s current cash compensation. As part of their review, the compensation committee considered, among other factors listed above, the rapid growth of the Company over the last year and the additional responsibilities taken on by the named executive officers as a result of that growth. Following this review, the base salaries of our named executive officers were adjusted as follows:

Name	Fiscal 2014 Base Salary	Fiscal 2015 Base Salary	Percentage Increase
Gary Friedman	$1,250,000	$1,250,000	0%
Karen Boone	$650,000	$700,000	7.69%
Eri Chaya	$750,000	$800,000	6.66%
Ken Dunaj	$750,000	$800,000	6.66%

Mr. Friedman’s base salary has not increased since he returned to the Company in June 2013 as Co-Chief Executive Officer and Chairman of the Board. Mr. Friedman did not request adjustments to his base salary for fiscal 2014 or fiscal 2015. However, Mr. Friedman’s bonus target as a percentage of his base salary was increased for fiscal 2015, as discussed further below under “Performance-Based Annual Cash Incentives.”

Performance-Based Annual Cash Incentives

We have adopted the Leadership Incentive Program, or “LIP,” which is a cash-based incentive compensation program designed to motivate and reward annual performance for eligible employees, including our named executive officers. The compensation committee considers annually whether LIP bonus targets should be established for the year and, if so, approves the group of employees eligible to participate in the LIP for that year. The LIP includes various incentive levels based on the participant’s position with the Company. Cash bonuses under the LIP link a significant portion of the named executive officers’ total cash compensation to our overall performance.

The LIP bonus for our named executive officers is based on achievement of financial objectives, rather than individual performance, in order to focus the entire senior management team on the attainment of enterprise-wide financial objectives. Each named executive officer is provided a target bonus amount equal to a percentage of the eligible portion of such officer’s base salary. The target bonus amount is based on the Company meeting the target achievement level for the relevant financial objectives.

The compensation committee and/or the board of directors establishes the target achievement level at which 100% of such participant’s target bonus will be paid (the “100% Achievement Level”), the minimum threshold achievement level at which 20% of the participant’s target bonus will be paid (the “20% Achievement Level”) and the achievement level at which 200% of the participant’s target bonus will be paid (the “200% Achievement Level”). The exact amount of the bonus payable under the LIP is based on the level of achievement of such financial objectives, with the bonus amount increasing for each named executive officer as a percentage of the eligible portion of such officer’s base salary to the extent the achievement of such financial objectives for the fiscal year exceeds the 100% Achievement Level, and with the bonus amount decreasing as a percentage of base salary to the extent the achievement of such financial objectives for the fiscal year is below the 100% Achievement Level (but above the 20% Achievement Level). The compensation committee also may adopt separate minimum or maximum payout amounts for certain individuals under the LIP. The LIP is structured so that no bonuses are paid under the LIP unless we meet the 20% Achievement Level.

The compensation committee, either as a committee or with the board of directors as a whole, sets the financial objectives each year under the LIP, and the payment and amount of any bonus depends upon whether we achieve at least a certain percentage of the financial objectives under the LIP (at least 20% for fiscal 2015). The compensation committee, either as a committee or with the board of directors as a whole, generally establishes such objectives for the Company at levels that it believes can be reasonably achieved with strong performance over the fiscal year. In making the determination of minimum and target levels, the compensation committee and/or the board of directors may consider the specific circumstances facing our Company during the year and our strategic plan for the year. The compensation committee and the board of directors have discretion to interpret the LIP’s performance objectives in light of relevant factors both internal and external to the Company, and to adjust the amount paid under the LIP accordingly. The compensation committee and the board of directors exercise such discretion based on business judgment, taking into account both recurring and extraordinary factors affecting performance of the Company as well as other relevant factors. The compensation committee may consult the board of directors, as deemed necessary, with respect to material issues concerning the administration of the LIP, including interpretations of the terms of the LIP.

For fiscal 2015, the performance metric for the LIP was based on adjusted net income (“Adjusted Income”), which we define as consolidated income before taxes, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our ongoing operating performance. We believe that Adjusted Income provides meaningful information regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. We do not adjust for depreciation or amortization. Therefore, Adjusted Income indirectly reflects the Company’s capital use and capital expenditures, which we believe is relevant in assessing overall performance of the Company and aligns this performance metric with the interests of stockholders. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

For fiscal 2015, the compensation committee approved the following targets under the LIP (based on approximately 30% earnings growth):

Achievement Level	Adjusted Income Before Tax	Change from Fiscal 2014
20%	$174.0 million	increase of approximately $53 million
100%	$216.5 million	increase of approximately $69 million
200%	$309.8 million	increase of approximately $131 million

The following table sets forth the bonus targets as a percentage of the eligible portion of the executive’s base salary under the LIP in fiscal 2015 for Mr. Friedman, Ms. Boone, Ms. Chaya and Mr. Dunaj at the 20% Achievement Level, the 100% Achievement Level and the 200% Achievement Level. During its annual review of the LIP and bonus targets for the executive officers for fiscal 2015, the compensation committee determined, based on discussions with Mr. Friedman, to provide him increased bonus targets in lieu of increases in base salary in order to better align his compensation with our overall financial performance. Consequently, the compensation committee approved an increase to Mr. Friedman’s bonus target as a percentage of base salary from 100% to 125% at the 100% Achievement Level, and from 200% to 250% at the 200% Achievement Level. No changes were made to the bonus targets for the other named executive officers.

Achievement Level	Gary Friedman	Karen Boone	Eri Chaya	Ken Dunaj
Below 20%	0%	0%	0%	0%
20%	20%	10%	10%	10%
100%	125%	50%	50%	50%
200%	250%	100%	100%	100%

In February 2016, the compensation committee reviewed the Company’s financial results related to the LIP targets set in the prior year, and determined that the Company reached the 30% Achievement Level with respect to the Company’s financial objectives.  The compensation committee determined that Adjusted Income for fiscal 2015 for purposes of the LIP was approximately $184 million, which reflected the compensation committee’s determination that certain other extraordinary or non-recurring items should also be excluded from determining Adjusted Income for purposes of the LIP. Accordingly, the compensation committee approved payment of the bonuses earned under the LIP for our named executive officers, other than Mr. Dunaj, as follows:

Name	Bonus Earned for Fiscal 2015 under the LIP	Eligible Portion of Base Salary	Bonus Earned as Percentage of Fiscal 2015 Bonus Eligible Base Salary	Change from Fiscal 2014 Bonus as a Percentage of Base Salary
Gary Friedman	$414,063	$1,250,000	33%	-73%
Karen Boone	$103,270	$688,462	15%	-38%
Eri Chaya	$118,270	$788,462	15%	-38%

Mr. Dunaj resigned from his employment with the Company in February 2016. In recognition of Mr. Dunaj’s 10 years of service with the Company, the board of directors determined in March 2016 that he would be paid the amount he would have been eligible to receive if he had remained employed by the Company on the date bonuses were paid under the 2015 LIP, which amount was $118,270 (equal to 15% of the eligible portion of Mr. Dunaj’s base salary for 2015).

Long-Term Equity Incentive Compensation

We believe that providing long-term incentives as a component of compensation helps us to attract and retain our named executive officers. These incentives also align the financial rewards paid to our named executive officers with our long-term performance, thereby encouraging our named executive officers to focus on our long-term performance goals.

In May 2015, the compensation committee performed its annual review of executive compensation, including a review of the Company’s annual share usage, or “burn rate,” and equity use as they relate to equity grants for executive officers to determine if such grants were appropriate and in line with our compensation philosophy and objectives. The committee also took into consideration (i) Mr. Friedman’s recommendations, other than with respect to his own compensation, (ii) the competitive environment for executive talent in the San Francisco Bay Area, (iii) each executive officer’s current equity holdings and the present value thereof and (iv) the Company’s continued desire to align its executive officers’ long-term interests with those of our stockholders.

The compensation committee then approved grants of stock options and restricted stock units to the named executive officers, as follows:

Name	Stock Options	Restricted Stock Units
Gary Friedman	—	—
Karen Boone	10,000	5,000
Eri Chaya	10,000	5,000
Ken Dunaj	10,000	5,000

The stock options were granted at an exercise price of $87.31 per share, the fair market value of our common stock on May 6, 2015, the date of grant. The options vest at a rate of 20% per year over five years on each anniversary of the date of grant, expire in 10 years, subject to the named executive officer’s continued service with the Company. The restricted stock units vest at a rate of 20% per year over five years, on each of June 16, 2016, 2107, 2018, 2019 and 2020, subject to the named executive officer’s continued service with the Company. No equity grant was made to our Chairman and Chief Executive Officer, Mr. Friedman, for fiscal 2015, since Mr. Friedman received a multi-year stock option grant in fiscal 2013 in connection with his re-appointment as then Co-Chief Executive Officer and Chairman of the Company.

Perquisites and Other Personal Benefits

We provide certain named executive officers with perquisites and other personal benefits that we and the compensation committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. We generally provide our named executive officers an automobile allowance, which is adjusted from time to time based on expenses incurred by our executive officers in connection with their travel to local retail locations and expenses related to fuel, tolls and parking. The compensation committee periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers.

The named executive officers may not defer any component of any annual incentive bonus earned and do not participate in another deferred compensation plan. Likewise, the Company does not maintain any defined benefit pension plans for its employees. However, our named executive officers are eligible to participate in the Company’s 401(k) savings plan, as well as the Company’s group health and welfare plans, on the same terms and conditions as other Company employees.

It has been our practice to provide key executive officers with relocation benefits in connection with their initial hiring by our Company. In some instances, newly hired key executives are provided a signing or guaranteed minimum bonus in order to assist with their transition into the Company and the San Francisco Bay Area. However, the benefits are subject to repayment if the executive does not remain with the Company for the period of time specified in his or her offer documents. None of our named executive officers received such benefits in fiscal 2015.

In addition, from time to time, the compensation committee may approve cash bonuses outside of the LIP on a discretionary basis for reasons such as individual performance or in connection with an executive officer’s initial employment arrangement with the Company or other events, and such bonus awards may overlap with bonus awards paid under the LIP. Payments of discretionary bonuses to our named executive officers, if any, are disclosed in the “Bonus” column of the Summary Compensation Table in this proxy statement. Mr. Friedman, Ms. Boone and Ms. Chaya did not receive discretionary bonuses for either fiscal 2015 or fiscal 2014. Mr. Dunaj received a discretionary bonus of $118,270 for fiscal 2015 which represents the amount that would otherwise have been payable under the 2015 LIP, but for the termination of Mr. Dunaj’s employment in February 2016.

Employment Agreements; Severance and Change of Control Benefits

We have entered into agreements with certain key employees, including certain of the named executive officers, which agreements provide severance benefits in the event of termination. These severance protection agreements are designed to promote stability and continuity of senior management. Information regarding amounts that would be payable under such agreements for the named executive officers is provided under the heading “Potential Payments Upon Termination and Change in Control” in this proxy statement. None of our employment agreements or other policies have tax gross-up features. In the event that any termination payments made to our Chairman and Chief Executive Officer are deemed under Section 280G of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), to constitute excess parachute payments subject to an excise tax, then such payments will be payable either (i) in full or (ii) as to such lesser amount that would result in no portion of such payments being subject to the excise tax, and our Chairman and Chief Executive Officer will receive the greater, on an after-tax basis, of (i) or (ii) above, as determined by an independent accountant or tax advisor selected by our Chairman and Chief Executive Officer and paid for by the Company.

Risk Considerations in Our Compensation Program

The compensation committee conducted an assessment of the Company’s compensation policies and practices for its employees and concluded that these policies and practices as currently designed are appropriately weighted among base salaries and short- and long-term incentives such that the Company’s employees are not encouraged to take excessive risks. As a result, the compensation committee believes that such compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, the compensation committee reviewed the compensation elements that comprise our compensation program, as well as the objectives that each item is designed to encourage, as described above under “Executive Compensation Components.”

Anti-Hedging Practices

Our insider trading policy provides that no employee or director may hedge ownership of our stock by engaging in short sales or purchasing and selling derivative securities related to our stock.

Clawback Provisions

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), public companies will be required to adopt a policy to recover certain compensation in the event of a material accounting restatement. The Company will adopt a clawback policy as required by Dodd-Frank when final regulations are provided by the SEC and the NYSE and become effective.

Stock Ownership by Executives

While we have not adopted stock ownership guidelines applicable to our executive officers, our Chairman and Chief Executive Officer, Mr. Friedman has consistently maintained a significant equity ownership interest in the Company. As of May 5, 2016, Mr. Friedman beneficially owns approximately 15.1% of the Company’s common stock, or 6,151,359 shares of common stock, which includes 3,976,826 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of May 5, 2016. As of May 5, 2016, the total value of his aggregate holdings of stock and equity awards was approximately $84,023,955, which is approximately 67 times his annual salary of $1.25 million.

In addition, our Co-President, Chief Creative and Merchandising Officer, Ms. Chaya, beneficially owns approximately 0.4% of the Company’s common stock, or 167,645 shares of common stock, which includes 157,600 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of May 5, 2016. As of May 5, 2016, the total value of her aggregate holdings of stock and equity awards was approximately $5,328,283, which is approximately 6.7 times her annual salary of $800,000.

Our Co-President, Chief Financial and Administrative Officer, Ms. Boone, beneficially owns approximately 0.3% of the Company’s common stock, or 117,876 shares of common stock, which includes 116,876 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of May 5, 2016, and 1,000 restricted stock units that vest on June 16, 2016. As of May 5, 2016, the total value of her aggregate holdings of stock and equity awards was approximately $4,187,385, which is approximately 6 times her annual salary of $700,000.

We encourage our executive officers to maintain holdings in our stock and grant equity awards in order to promote equity ownership in the Company by our executive officers. Additional information regarding the stockholdings of our other named executive officers is set forth in this proxy statement in the section entitled “Security Ownership of Certain Beneficial Owners and Management.”

Tax Deductibility

Section 162(m) of the Internal Revenue Code limits the amount that we may deduct for compensation paid to our Chairman and Chief Executive Officer and to each of our three most highly compensated executive officers (other than the Chairman and Chief Executive Officer and the Co-President, Chief Financial and Administrative Officer) to $1,000,000 per person in any year. Compensation that qualifies as “performance-based” is excluded for purposes of calculating the amount of compensation subject to the $1,000,000 limit. The compensation committee reviews and considers the deductibility of executive compensation under Section 162(m) when determining the compensation of the Company’s executive officers. The compensation committee will generally have the ability to structure compensation that is intended to satisfy the requirements under Section 162(m) for qualified performance-based compensation. In some circumstances, however, the compensation committee may approve compensation that will not meet such requirements as a means to ensure competitive levels of total compensation for our executive officers and promote varying corporate goals. In any event, the compensation committee intends to maintain an approach to executive officer compensation that strongly links pay to performance, and promotes the attraction and retention of qualified executives, but will also take into account tax-effectiveness of different compensation alternatives as it selects the right compensation mix.

Compensation Committee Report

The information contained in the following report of the Company’s compensation committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by the Company under the Exchange Act or the Securities Act of 1933 unless and only to the extent that the Company specifically incorporates it by reference.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Based on its review and discussions, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the compensation committee of the board of directors of Restoration Hardware Holdings, Inc.:

Dr. Leonard Schlesinger (Chairman)

Mark Demilio

Thomas Mottola

Compensation of Named Executive Officers

Summary Compensation Table

The following table shows the compensation earned by our named executive officers during fiscal 2015, fiscal 2014 and fiscal 2013.

Name and Principal Position	Fiscal Year	Salary		Bonus		Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)		Total
Gary Friedman	2015	$1,250,000		$—		$—	$—	$414,063	$18,858	(10)	$1,682,921
Chairman and Chief	2014	$1,250,000		$—		$—	$—	$1,325,000	$11,400		$2,586,400
Executive Officer	2013	$1,187,500		$—		$—	$33,695,159	$1,562,500	$11,400		$36,456,559
Karen Boone	2015	$689,423	(6)	$—		$436,550	$708,026	$103,270	$11,400		$1,948,669
Co-President, Chief Financial and	2014	$620,192		$—		$1,532,500	$2,625,120	$328,702	$10,800		$5,117,314
Administrative Officer	2013	$489,615		$200,000		$—	$—	$318,250	$10,800		$1,018,665
Eri Chaya (4)	2015	$789,423	(7)	$—		$436,550	$708,026	$118,270	$9,000		$2,061,269
Co-President, Chief Creative and Merchandising Officer	2014	$707,692		$—		$3,065,000	$3,937,680	$375,077	$6,000		$8,091,449
Ken Dunaj (5)	2015	$789,423	(8)	$118,270	(9)	$436,550	$708,026	$—	$9,000		$2,061,269
Former Chief	2014	$716,346		$—		$3,065,000	$3,937,680	$379,663	$6,000		$8,104,689
Operating Officer	2013	$568,269		$—		$—	$—	$369,375	$6,000		$943,644

(1)

Reflects the aggregate grant date fair value of the awards made in fiscal 2015, fiscal 2014 and fiscal 2013, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”) rather than the amount paid to or realized by the named executive officer. See Note 15—Stock-Based Compensation to our audited consolidated financial statements.

(2)

Reflects the cash awards that our named executive officers received under our LIP for fiscal 2015, fiscal 2014 and fiscal 2013 performance, as applicable. Discretionary bonuses not awarded under the LIP are reflected in the “Bonus” column above.

(3)	Reflects perquisites to the named executive officers in the form of car allowances, except as otherwise noted.
(4)	Ms. Chaya was not a named executive officer prior to fiscal 2014 and, as a result, no disclosure is made for fiscal 2013 in accordance with SEC rules.
(5)	Mr. Dunaj left the Company in February 2016.
(6)	Ms. Boone’s base salary increased from $650,000 per year to $700,000 per year, effective April 19, 2015. This amount reflects the total amount earned by Ms. Boone in fiscal 2015.
(7)	Ms. Chaya’s base salary increased from $750,000 per year to $800,000 per year, effective April 19, 2015. This amount reflects the total amount earned by Ms. Chaya in fiscal 2015.
(8)	Mr. Dunaj’s base salary increased from $750,000 per year to $800,000 per year, effective April 19, 2015. This amount reflects the total amount earned by Mr. Dunaj in fiscal 2015.
(9)

Represents a cash bonus payable to Mr. Dunaj which would otherwise have been payable under the 2015 LIP, but for the termination of Mr. Dunaj’s employment in February 2016. The board of directors approved the payment of the amount Mr. Dunaj would have otherwise been able to receive under the 2015 LIP had he remained employed with the Company as of the date of the bonus amounts were determined and paid. The payment will be made at approximately the same time as bonus payments to other executives under the LIP.

(10)	Represents $11,700 in the form of a car allowance and $7,158 in imputed income related to Mr. Friedman’s personal use of corporate aircraft.

For a description of actions taken by the compensation committee with respect to base salaries of our named executive officers for fiscal 2015, please see section entitled “Base Salary” in the Compensation Discussion and Analysis section of this proxy statement.

For a description of the material terms of the named executive officers’ employment agreements, please see the section entitled “Employment Agreements” in this proxy statement.

For a description of our Non-Equity Incentive Plan Compensation, please see the section entitled “Performance-Based Annual Cash Incentives” in the Compensation Discussion and Analysis section of this proxy statement. For the compensation committee’s determination of awards under the LIP for our named executive officers for fiscal 2015, please see the section entitled “Performance-Based Annual Cash Incentives” in the Compensation Discussion and Analysis section of this proxy statement. For the vesting schedules of outstanding equity awards and additional information concerning outstanding equity awards, please see “Outstanding Equity Awards at Fiscal Year-End” in this proxy statement.

Grants of Plan-Based Awards

As further described above in the Compensation Discussion and Analysis section of this proxy statement, the named executive officers are eligible to receive an annual cash bonus based on a percentage of their base salary under our LIP. Our Company’s financial objectives with respect to the LIP are established each year and the payment and the amount of any bonus depend upon whether our Company achieves those performance goals. The specific amount any participant could receive depends on the level of our performance. The amounts shown in these columns for the named executive officers are based on the following assumptions:

•

In the “threshold” column, the amount for each named executive officer reflects the minimum bonus that would have been awarded if we had reached the 20% achievement level of our financial objectives, which is the minimum achievement level required for bonus payouts under the LIP.

•	In the “target” column, the amount for each named executive officer reflects the bonus amount that would have been awarded if we had met the 100% achievement level of our financial objectives.
•	In the “maximum” column, the amount for each named executive officer reflects the bonus that would have been awarded if we had reached the 200% achievement level of our financial objectives.

The following table provides information on the possible payouts under our LIP for fiscal 2015 based on certain assumptions about the achievement of performance objectives for our Company and the individual named executive officer at various levels. The following table does not set forth the actual bonuses awarded to the named executive officers for fiscal 2015 under the LIP. The actual bonuses awarded to the named executive officers for fiscal 2015 are reported in the Summary Compensation Table above under the column entitled “Non-Equity Incentive Plan Compensation.”

	Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Date	Threshold	Target	Maximum	or Units	Options	Awards	Awards (2)
Gary Friedman	—	$250,000	$1,562,500	$3,125,000	—	—	—	—
Karen Boone	—	$137,885	$344,712	$689,423	—	—	—	—
	5/6/15	—	—	—	5,000	10,000	$87.31	$1,144,576
Eri Chaya	—	$157,885	$394,712	$789,423	—	—	—	—
	5/6/15	—	—	—	5,000	10,000	$87.31	$1,144,576
Ken Dunaj	—	$157,885	$394,712	$789,423	—	—	—	—
	5/6/15	—	—	—	5,000	10,000	$87.31	$1,144,576

(1)

Target awards as a percentage of the eligible portion of base salary for the named executive officers are set forth in the section entitled “Performance-Based Annual Cash Awards” in the Compensation Discussion and Analysis section of this proxy statement.

(2)

For stock option awards, reflects the aggregate grant date fair value of the awards made in fiscal 2015, computed in accordance with FASB ASC 718. See Note 15—Stock-Based Compensation to our audited consolidated financial statements. Amounts shown do not reflect compensation actually received or that may be realized in the future by the named executive officer. For stock awards, grant date fair market value is calculated by multiplying the number of shares granted by the fair market value of the Company’s shares on the date of grant, which was $87.31 on May 6, 2015.

Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding stock options and stock awards held by the named executive officers as of January 30, 2016, the last day of fiscal 2015.

	Stock Option Awards						Restricted Share Awards
Name	Number of Securities Underlying Unexercised Options # Exercisable		Number of Securities Underlying Unexercised Options # Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Yet Vested (#)		Market Value of Shares or Units That Have Not Vested ($) (1)
Gary Friedman	2,976,826	(2)	—		$46.50	10/31/2022	—		—
	1,000,000	(3)	—		$75.43	7/1/2023	—		—
Karen Boone	74,876	(4)	—		$24.00	10/31/2022	—		—
	20,000		80,000	(5)	$61.30	5/7/2024	—		—
	—		10,000	(8)	$87.31	5/5/2025	—		—
	—		—		—	—	25,000	(9)	$1,540,500
	—		—		—	—	5,000	(10)	$308,100
Eri Chaya	95,600	(6)	—		$29.00	10/31/2022	—		—
	30,000		120,000	(5)	$61.30	5/7/2024	—		—
	—		10,000	(8)	$87.31	5/5/2025	—		—
	—				—	—	50,000	(9)	$3,081,000
	—				—	—	5,000	(10)	$308,100
Ken Dunaj	23,900	(7)	—		$29.00	10/31/2022	—		—
	—		120,000	(5)	$61.30	5/7/2024	—		—
	—		10,000	(8)	$87.31	5/5/2025	—		—
	—		—		—	—	50,000	(9)	$3,081,000
	—		—		—	—	5,000	(10)	$308,100

(1)	Calculated by multiplying the number of unvested stock awards by $61.62, the fair market value of the Company’s common stock on January 29, 2016, the last trading day of fiscal 2015.
(2)

Represents options granted to Mr. Friedman under our 2012 Stock Option Plan on November 1, 2013. 496,138 of these options are fully vested but the underlying shares are subject to stock price performance-based selling restrictions, which, subject to continuous service, will lapse with respect to 50% of the shares when the ten-day trailing average price of the Company’s common stock exceeds $106.75 and $111.25 for ten consecutive trading days, respectively. 496,138 of the underlying shares remain subject to resale restrictions as of the last day of our fiscal year.

(3)

Represents options granted to Mr. Friedman under our 2012 Stock Incentive Plan on July 2, 2013. These options are fully vested but the underlying shares are subject to time-based selling restrictions, which, subject to continuous service, will lapse with respect to 1/3rd of the shares on the third, fourth and fifth anniversaries of the grant date.

(4)

Represents options granted to Ms. Boone on November 1, 2012. 57,500 of these options are fully vested but the underlying shares are subject to time-based selling restrictions, which, based on continuous service, lapse on June 1, 2016. 57,500 of the underlying shares remain subject to resale restrictions as of the last day of our fiscal year.

(5)

Represents options granted on May 8, 2014. Subject to continuous service, these options vest and become exercisable as to 1/4th of the options on each anniversary of the grant date, and will be fully vested on May 8, 2019.

(6)

Represents options granted on November 1, 2012. 23,900 of these options are fully vested but the underlying shares are subject to time-based selling restrictions, which, subject to continuous service, lapse on November 2, 2016. 23,900 of the underlying shares remain subject to resale restrictions as of the last day of our fiscal year.

(7)

Represents options granted on November 1, 2012. These options are fully vested but the underlying shares are subject to time-based selling restrictions, which, subject to continuous service, lapse on November 2, 2016. The underlying shares remained subject to resale restrictions as of the last day of our fiscal year.

(8)

Represents options granted on May 6, 2015. Subject to continuous service, these options vest and become exercisable as to 1/5th of the options on each anniversary of the grant date, and will be fully vested on May 6, 2020.

(9)

Represents restricted stock units granted on May 8, 2014. Subject to continuous service, these restricted stock units vest as to 50% of the units on each of June 16, 2017 and 2019, and will be fully vested on June 16, 2019.

(10)

Represents restricted stock units granted on May 6, 2015. Subject to continuous service, these restricted stock units vest as to 1/5th of the units on each of June 16, 2016, 2017, 2018, 2019 and 2020, and will be fully vested on June 16, 2020.

Mr. Dunaj’s employment with the Company terminated on February 19, 2016. As of that date, his unvested stock options and restricted stock units were forfeited. Mr. Dunaj has 180 days from the date of his termination to exercise that portion of his vested stock options described in footnote (6) above that are not subject to selling restrictions as of the date of his termination, and three months from the date of his termination to exercise vested stock options described in footnote (5) above.

Options Exercised, Units Vested and Stock Vested

The following table shows all stock options exercised in fiscal 2015 and the value realized upon exercise by the named executive officers. No restricted stock units or stock awards vested in fiscal 2015.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise
Gary Friedman	—	$—
Karen Boone	45,000	$3,390,119
Eri Chaya	—	$—
Ken Dunaj	53,900	$2,770,667

Pension Benefits

None of our named executive officers received any pension benefits during fiscal 2015.

Nonqualified Deferred Compensation

None of our named executive officers contributed to or received earnings from a nonqualified deferred compensation plan during fiscal 2015.

Employment and Other Agreements

We have entered into employment agreements with the following named executive officers.

Gary Friedman

We have entered into an employment agreement with Mr. Friedman, our Chairman and Chief Executive Officer. Mr. Friedman’s employment agreement provides for an annual base salary of at least $1.25 million. If Mr. Friedman’s employment is terminated by us without cause (as defined in the agreement) or by Mr. Friedman for good reason (as defined in the agreement), he is entitled to (a) all accrued salary and vacation pay through the termination date, (b) severance payments totaling $20 million, less withholdings, paid on our regular payroll schedule over the 24 months following the termination date, (c) any earned but unpaid portion of his annual bonus, (d) a pro-rata amount (based on the number of days Mr. Friedman was employed during the fiscal year through the termination date) of Mr. Friedman’s target bonus for the applicable fiscal year in which termination of employment occurs, to be paid at the same time and in the same form as Mr. Friedman’s annual bonus would otherwise be paid, (e) subject to his timely election under COBRA, continuation of medical benefits for 24 months following the termination date, subject to Mr. Friedman’s payment of applicable premiums at the same rate that would have been applied had he remained an executive officer of our Company, paid for by us to the same extent that we paid for his health insurance prior to termination, (f) his vested shares and options that are still subject to selling restrictions will remain outstanding for two years following the date of termination (during which time the selling restrictions may lapse in accordance with their terms) and will be subject to repurchase by us after two years at the then fair market value to the extent that such selling restrictions remain unlapsed, and (g) any unvested performance-based equity awards that Mr. Friedman may hold shall remain outstanding and vest according to their terms for a period of two years following the date of termination and shall be forfeited to the extent unvested after such period.

Mr. Friedman’s employment agreement also provides that in the event he receives payments that would be subject to an excise tax, he would receive the greater of either (i) the payment in full or (ii) such lesser amount which would result in no portion of such payments being subject to the excise tax, on an after-tax basis.

If Mr. Friedman’s services are terminated by us for cause (as defined in the agreement), he is entitled to all accrued salary and vacation pay through the termination date. Upon such termination for cause, certain of Mr. Friedman’s other equity interests that are either unvested or subject to selling restrictions and repurchase rights will terminate, expire and be forfeited for no value, or otherwise be subject to repurchase in accordance with their terms and shall be forfeited to the extent unvested after such period. See “—Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation.”

Mr. Friedman has agreed that, during his employment with us or during the term when he is receiving continued payment from us after termination of his employment as described above, he will not directly or indirectly work for or engage or invest in any competitor. In addition, Mr. Friedman has agreed that, during his employment with us and for the two year period thereafter, he will not (a) solicit, directly or through any third party, any employee of ours or (b) use our proprietary information to solicit the business of any of our material customers or suppliers, or as specified in the employment agreement, encourage any of our suppliers and customers to reduce their business or contractual relationship with us. The agreement also contains a mutual non-disparagement clause.

Karen Boone

We have entered into an employment agreement with Ms. Boone, our Co-President, Chief Financial and Administrative Officer. If Ms. Boone’s employment is terminated by us without cause (as defined in the agreement), or by Ms. Boone for good reason (as defined in the agreement), she is entitled to: (a) all accrued salary and vacation pay through the termination date; (b) any earned and unpaid portion of her annual bonus; (c) severance payments equal to 12 months base salary, less withholdings, paid on our regular payroll schedule over the 12 months following the termination date; and (d) subject to Ms. Boone’s timely election under COBRA and Ms. Boone’s payment of applicable premiums at the same rate that would have been applied had she remained an executive officer of our Company, paid for by us to the same extent that we paid for her health insurance prior to termination, continuation of medical benefits for 12 months following the termination date. Ms. Boone’s employment agreement also provides that in the event she receives payments that would be subject to an excise tax, she would receive a lesser amount which would result in no portion of such payments being subject to the excise tax.

Ms. Boone agreed that during her employment with us, she will not directly or indirectly work for or engage or invest in any competitor. She also agreed that during her employment with us and the 12 months following her employment, she will not solicit, directly or through any third party any business from any of our material customers or suppliers or encourage any of our customers or suppliers to reduce their business or contractual relationship with us.

Ken Dunaj

We entered into an employment agreement with Mr. Dunaj, our former Chief Operating Officer. Mr. Dunaj’s employment with the Company terminated as of the date of Mr. Dunaj’s resignation from the Company on February 19, 2016. Mr. Dunaj’s employment agreement, as amended, provided that if his employment is terminated by us other than for cause (as defined in the agreement), he would receive salary continuation for a period of one year from such termination date. In the event that within 18 months following a change of control of the Company, Mr. Dunaj’s employment is terminated by us without cause or by Mr. Dunaj within 45 days following certain events, including a relocation of his principal place of employment by more than 50 miles without his consent, Mr. Dunaj would receive salary continuation for a period of one year from such termination date plus Mr. Dunaj’s target bonus amount (which for purposes of his employment agreement is deemed to be $300,000). The agreement provides that the receipt of this severance is conditioned on Mr. Dunaj’s execution of a release of claims and his compliance with his proprietary information agreements with us and certain other conditions. Mr. Dunaj’s employment agreement also provides that in the event he receives payments that would be subject to an excise tax, he would receive a lesser amount, which would result in no portion of such payments being subject to the excise tax. Following his termination of employment, no amounts were paid to Mr. Dunaj under the terms of his employment agreement. In recognition of Mr. Dunaj’s 10 years of service with the Company, the board of directors determined in March 2016 that he would be paid the amount he would have been eligible to receive if had he remained employed by the Company on the date bonuses were paid under the 2015 LIP, which amount was $118,270.

Potential Payments Upon Termination or Change in Control

The information below describes and quantifies certain compensation that would have been paid to the following named executive officers in the event of their termination of employment or a change in control, assuming such event was effective at January 30, 2016, the last day of our 2015 fiscal year, and based on fiscal 2015 compensation. We have not provided information for Mr. Dunaj since his employment agreement terminated in February 2016 and he is no longer eligible for payments of this kind.

Gary Friedman

Benefits and Payments	Termination Without Cause or Resignation With Good Reason
Severance pursuant to employment agreement (1)	$20,000,000
Bonus (2)	$414,063
Intrinsic value of continued vesting of equity (3)	$—
Health coverage total benefits (4)	$31,866
Total	$20,445,929

(1)Payable over 24 months.

(2)Payable in a lump sum that corresponds to Mr. Friedman’s annual bonus amount for fiscal 2015.

(3)

Unvested performance-based equity awards shall continue to vest according to their terms for two years following the termination date. Mr. Friedman has no unvested equity awards as of the end of fiscal 2015.

(4)

Continuation of medical benefits for 24 months following the termination date, subject to his payment of applicable premiums at the same rate that would have been applied had he remained an executive officer of the Company, paid for by us to the same extent that we paid for his health insurance prior to termination.

Karen Boone

Benefits and Payments	Termination Without Cause or Resignation With Good Reason
Salary continuation (1)	$700,000
Bonus (2)	$103,270
Health coverage total benefits (3)	$21,471
Total	$824,741

(1)	This amount reflects salary continuation at Ms. Boone’s current salary rate paid over 12 months.
(2)	Payable in a lump sum that corresponds to her annual bonus amount for 2015.
(3)

Continuation of medical benefits for 12 months following the termination date, subject to her payment of applicable premiums at the same rate that would have been applied had she remained an executive officer of the Company, paid for by us to the same extent that we paid for her health insurance prior to termination.

 Eri Chaya

Ms. Chaya is not eligible to receive any additional payments from us upon termination of employment other than those required by applicable law. Equity held by Ms. Chaya at the time of a change in control may be subject to acceleration of vesting in accordance with the terms of the Company’s equity plans applicable to all equity holders.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about the Company’s common stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans as of January 30, 2016:

	Equity Compensation Plan Information
Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	6,535,573		$55.71	2,151,580	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	6,535,573	(1)	$55.71	2,151,580	(2)

(1)

Calculated without taking into account 805,915 shares underlying restricted stock units that will become issuable as those units vest, without any cash consideration or other payment required for such shares.

(2)	Excludes 811,666 shares available for issuance as of February 1, 2016 pursuant to the evergreen provision of our 2012 Stock Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Time Sharing Agreement for Corporate Aircraft

On March 27, 2015, Restoration Hardware, Inc., a wholly-owned subsidiary of the Company, entered into an Aircraft Time Sharing Agreement (the “Time Sharing Agreement”) with Gary Friedman, its Chief Executive Officer. The Time Sharing Agreement governs use of any of the Company’s aircraft (“Corporate Aircraft”) by Mr. Friedman for personal trips and provides that Mr. Friedman will lease such Corporate Aircraft and pay Restoration Hardware, Inc. an amount equal to the aggregate actual expenses of each personal use flight based on the variable costs of the flight, with the amount of such lease payments not to exceed the maximum payment level established under Federal Aviation Administration rules. Mr. Friedman maintains a deposit with the Company to be used towards payment of amounts due under the Time Sharing Agreement. On March 29, 2016, the parties entered into an Amended and Restated Time Sharing Agreement on substantially the same terms and conditions as the prior agreement.

Advisory Services to the Board Performed by Keith Belling

Prior to his appointment to the board of directors on April 28, 2016, Mr. Belling had performed advisory services to the Company and the board of directors pursuant to an advisory services agreement with the Company dated April 10, 2015. Pursuant to such agreement, Mr. Belling received annual compensation generally in alignment with the level of compensation paid by the Company to outside directors on its board of directors, including an annual fee of $120,000, a fee of $2,500 for each board meeting attended ($1,500 for telephonic meetings) and an annual grant of restricted stock units with an aggregate value equal to $125,000 at the time of grant. The advisory agreement was replaced by Mr. Belling’s compensation as a member of the board upon Mr. Belling’s appointment to the board.

Director and Officer Indemnification and Limitation of Liability

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”), subject to certain exceptions contained in our bylaws. In addition, our certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty.

We entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL, subject to certain exceptions contained in those agreements.

There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending litigation that may result in claims for indemnification by any director or officer.

Our Policy Regarding Related Party Transactions

We have a written policy with respect to related party transactions. Under our related party transaction policies and procedures, a “Related Party Transaction” is any financial transaction, arrangement or relationship (or series of similar transactions, arrangements or relationships) in which we or any of our subsidiaries is a participant and in which a Related Party has or will have a direct or indirect interest, other than any transactions, arrangements or relationships in which the aggregate amount involved will not or may not be expected to exceed $120,000 in any calendar year, subject to certain exceptions. A “Related Party” is any of our executive officers, directors or director nominees, any stockholder directly or indirectly beneficially owning in excess of 5% of our stock or securities exchangeable for our stock, or any immediate family member of any of the foregoing persons.

Pursuant to our related person transaction policies and procedures, any Related Party Transaction must be reviewed by the audit committee. In connection with its review of a Related Party Transaction, the audit committee may take into account, among other factors it deems appropriate, whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the Related Party Transaction. Management shall present to the audit committee the following information, to the extent relevant, with respect to actual or potential Related Party Transactions:

1.	A general description of the transaction(s), including the material terms and conditions;
2.	The name of the related party and the basis on which such person or entity is a related party;
3.

The related party’s interest in the transaction(s), including the related party’s position or relationship with, or ownership of, any entity that is a party to or has an interest in the transaction(s);

4.	The approximate dollar value of the transaction(s), and the approximate dollar value of the related party’s interest in the transaction(s) without regard to amount of profit or loss;
5.	In the case of a lease or other transaction providing for periodic payments or installments, the aggregate amount of all periodic payments or installments expected to be made;
6.	In the case of indebtedness, the aggregate amount of principal to be outstanding and the rate or amount of interest to be payable on such indebtedness; and
7.	Any other material information regarding the transaction(s) or the related party’s interest in the transaction(s).

We are not aware of any related party transaction since the beginning of the 2015 fiscal year required to be reported under our related party transaction policies and procedures or applicable SEC rules for which our policies and procedures did not require review or for which such policies and procedures were not followed.

ADDITIONAL INFORMATION

Stockholder Proposals for the 2017 Annual Meeting

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. The Company’s Bylaws provide that, for stockholder nominations to our board of directors or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the Corporate Secretary at Restoration Hardware Holdings, Inc., 15 Koch Road, Suite K, Corte Madera, CA 94925.

To be timely for the 2017 Annual Meeting of Stockholders, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices between January 14, 2017 and February 13, 2017. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by the Company’s Bylaws, a copy of which is available as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on July 2, 2013.

Requirements for Stockholder Proposals to Be Considered for Inclusion in Our Proxy Materials. Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at the Company’s 2017 annual meeting must be received by us not later than January 14, 2017 in order to be considered for inclusion in the Company’s proxy materials for that meeting.

Availability of Annual Report and Form 10-K

Accompanying this proxy statement is our Annual Report to Stockholders for the fiscal year ended January 30, 2016, which includes the Annual Report on Form 10-K filed with the SEC on March 30, 2016. The Annual Report is not incorporated into this proxy statement and is not proxy soliciting material.

We make available on our website at ir.restorationhardware.com our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as soon as reasonably practicable after the documents are electronically filed with the SEC. We will provide to any stockholder without charge, upon written request of that stockholder, a copy of the Company’s Annual Report on Form 10-K for fiscal 2015, including the financial statements, schedule and list of exhibits, and any exhibit specifically requested. Requests should be sent to:

Restoration Hardware Holdings, Inc.

15 Koch Road, Suite K

Corte Madera, CA 94925

Attn: Investor Relations

“Householding”—Stockholders Sharing the Same Last Name and Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our Notice of Internet Availability (or proxy materials), unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.

This year, a number of brokers with account holders who are stockholders of the Company will be “householding” our Notice of Internet Availability. A single Notice of Internet Availability (or proxy materials) will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge ICS, either by calling toll-free (800) 542-1061, or by writing to Broadridge ICS, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Upon written or oral request, the Company will promptly deliver a separate copy of the Notice of Internet Availability (or proxy materials) to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the annual report and other proxy materials, you may write or call the Company’s Investor Relations department at Restoration Hardware Holdings, Inc., 15 Koch Road, Suite K, Corte Madera, CA 94925, Attn: Investor Relations, telephone number (415) 945-4998, email address investorrelations@rh.com.

Any stockholders who share the same address and currently receive multiple copies of the Company’s proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding or the Company’s Investor Relations department at the address or telephone number listed above.

Adjournment of the 2016 Annual Meeting of Stockholders

In the event there are not sufficient votes to approve any proposal incorporated in this proxy statement at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies from holders of our common stock. Proxies solicited by our Board grant discretionary authority to vote for any adjournment, if necessary. If it is necessary to adjourn the Annual Meeting and adjournment is for a period of not less than 45 days, no notice of the time and place of the adjourned meeting is required to be given to the stockholders other than an announcement of the time and place at the Annual Meeting. A majority of the shares represented and voting at the Annual Meeting is required to approve the adjournment, regardless of whether there is a quorum present at that meeting.

OTHER MATTERS

We currently know of no other matters to be submitted at the 2016 Annual Meeting. If any other matters properly come before the meeting, the persons named in the form of proxy intend to vote the shares they represent as the board of directors may recommend. Discretionary authority with respect to such other matters is granted by execution of the proxy.

aNNEX a

RESTORATION HARDWARE HOLDINGS, INC.

RECONCILIATION OF NET INCOME TO OPERATING INCOME

AND ADJUSTED OPERATING INCOME

(In thousands)

(Unaudited)

	Twelve Months Ended
	January 30, 2016	January 31, 2015
Net income	$91,103	$91,002
Interest expense—net	35,677	17,551
Income tax expense	58,781	57,173
Operating income	185,561	165,726
Legal claim [a]	19,046	7,700
Adjusted operating income	$204,607	$173,426

Net revenues	$2,109,006	$1,867,422
Operating margin [b]	8.8%	8.9%
Adjusted operating margin [b]	9.7%	9.3%

[a]   Refer to tables titled “Reconciliation of Adjusted Income Statement Items” and the related footnotes for additional information.

[b]   Operating margin is defined as operating income divided by net revenues. Adjusted operating margin is defined as adjusted operating income divided by net revenues.

RESTORATION HARDWARE HOLDINGS, INC.

RECONCILIATION OF DILUTED NET INCOME PER SHARE TO

ADJUSTED DILUTED NET INCOME PER SHARE

(Unaudited)

	Twelve Months Ended
	January 30, 2016	January 31, 2015
Diluted net income per share	$2.16	$2.20
EPS impact of adjustments (pre-tax) [a]:
Legal claim	$0.45	$0.19
Amortization of debt discount	0.47	0.16
Subtotal adjusted items	0.92	0.35
Impact of income tax on adjusted items [a]	(0.36)	(0.19)
Adjusted diluted net income per share [b]	$2.72	$2.36

[a]   Refer to tables titled “Reconciliation of Adjusted Income Statement Items” and the related footnotes for additional information.

[b]   Adjusted diluted net income per share is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted diluted net income per share as net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our ongoing operating performance divided by the Company’s share count. Adjusted diluted net income per share is included in this press release because management believes that adjusted diluted net income per share provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RESTORATION HARDWARE HOLDINGS, INC.

RECONCILIATION OF ADJUSTED INCOME STATEMENT ITEMS

(In thousands, except share and per share amounts)

	Twelve Months Ended
	Reported January 30, 2016	Adjustments	Adjusted January 30, 2016	% of Net Revenues	Reported January 31, 2015	Adjustments	Adjusted January 31, 2015	% of Net Revenues
Net revenues	$2,109,006	$—	$2,109,006	100.0%	$1,867,422	$—	$1,867,422	100.0%
Cost of goods sold [a]	1,356,314	(17,214)	1,339,100	63.5%	1,176,648	—	1,176,648	63.0%
Gross profit	752,692	17,214	769,906	36.5%	690,774	—	690,774	37.0%
Selling, general and administrative expenses [a]	567,131	(1,832)	565,299	26.8%	525,048	(7,700)	517,348	27.7%
Income from operations	185,561	19,046	204,607	9.7%	165,726	7,700	173,426	9.3%
Interest expense—net [b]	35,677	(19,803)	15,874	0.8%	17,551	(6,852)	10,699	0.6%
Income before income taxes	149,884	38,849	188,733	8.9%	148,175	14,552	162,727	8.7%
Income tax expense [c]	58,781	15,180	73,961	3.5%	57,173	7,918	65,091	3.5%
Net income [d]	$91,103	$23,669	$114,772	5.4%	$91,002	$6,634	$97,636	5.2%

Weighted-average shares used in computing basic net income per share	40,190,448		40,190,448		39,457,491		39,457,491
Basic net income per share	$2.27		$2.86		$2.31		$2.47

Weighted-average shares used in computing diluted net income per share	42,256,559		42,256,559		41,378,210		41,378,210
Diluted net income per share	$2.16		$2.72		$2.20		$2.36

[a]

Adjustments represent charges incurred or the estimated cumulative impact of coupons redeemed in connection with a legal claim alleging that the Company violated California’s Song-Beverly Credit Card Act of 1971 by requesting and recording ZIP codes from customers paying with credit cards.

[b]

Under GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be separately accounted for as liability and equity components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. Accordingly, in accounting for GAAP purposes for the 2019 Notes and for the 2020 Notes, we separated the 2019 Notes and 2020 Notes into liability (debt) and equity (conversion option) components and we are amortizing as debt discount an amount equal to the fair value of the equity components as interest expense on the 2019 Notes and 2020 Notes over their respective terms. The equity components represent the difference between the proceeds from the issuance of the 2019 Notes and 2020 Notes and the fair value of the liability components of the 2019 Notes and 2020 Notes, respectively. Amounts are presented net of interest capitalized for capital projects of $2.3 million and $1.1 million during the twelve months ended January 30, 2016 and January 31, 2015, respectively.

[c]

The adjustment for the twelve months ended January 30, 2016 represents the tax effect of the adjusted items based on our effective tax rate of 39.2%. The twelve months ended January 31, 2015 includes an adjustment to calculate income tax expense at a pro forma 40% effective tax rate.

[d]

Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our ongoing operating performance. Adjusted net income is included in this press release because management believes that adjusted net income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0000293548_1 R1.0.1.25 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following proposal: 1. Election of Directors Nominees 01 Mark Demilio 02 Leonard Schlesinger 03 Eri Chaya RESTORATION HARDWARE HOLDINGS, INC. ATTN: INVESTOR RELATIONS 15 KOCH ROAD, SUITE K CORTE MADERA, CA 94925 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. Advisory vote to approve executive compensation. 3. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered accounting firm for the 2016 fiscal year. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000293548_2 R1.0.1.25 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Form 10-K are available at www.proxyvote.com RESTORATION HARDWARE HOLDINGS, INC. Annual Meeting of Stockholders June 22, 2016 11:00 AM (Pacific Time) This proxy is solicited by the Board of Directors The undersigned stockholder(s) appoint(s) Gary Friedman and Karen Boone with full power of substitution, as attorneys and proxies for and in the name and place of the undersigned, and hereby authorizes each of them to represent and to vote all of the shares of Common Stock of Restoration Hardware Holdings, Inc. (the "Company") that are held of record by the undersigned as of May 5, 2016, which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on June 22, 2016, at the Company's corporate headquarters located at 15 Koch Road, Corte Madera, CA 94925, at 11:00 am (Pacific time), and at any adjournments or postponements thereof. THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE ANNUAL MEETING AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF IN THE MANNER DESCRIBED HEREIN. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side